As filed with the Securities and Exchange Commission on June 9, 2003

Registration No. 333-105752

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

XTO ENERGY INC.

(exact name of registrant as specified in its charter)

Delaware	1311	75-2347769
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

810 Houston Street Fort Worth, Texas 76102 (817) 870-2800	Frank G. McDonald Vice President and General Counsel 810 Houston Street Fort Worth, Texas 76102 (817) 885-2313
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

F. Richard Bernasek

Kelly, Hart & Hallman, P.C.

2500 Chase Texas Tower

201 Main Street

Fort Worth, Texas 76102

817-878-3509

817-878-9280 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
6¼% Senior Notes due 2013	$400,000,000	100%	$400,000,000	$32,360

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

XTO Energy Inc.

Offer to Exchange up to

$400,000,000 of 6¼% Senior Notes due 2013

for

$400,000,000 of 6¼% Senior Notes due 2013

that have been Registered under the Securities Act of 1933

Terms of the Exchange Offer

•	We are offering to exchange up to $400,000,000 of our outstanding 6¼% Senior Notes due 2013 for new notes with substantially identical terms as the outstanding notes except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 10, 2003, unless extended. We do not currently intend to extend the exchange offer.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

Terms of the New 6¼% Senior Notes Offered in the Exchange Offer

Maturity

•	The new notes will mature on April 15, 2013.

Interest

•	Interest on the new notes is payable on April 15 and October 15 of each year, beginning October 15, 2003.

•	Interest will accrue from April 23, 2003.

Redemption

•	We may redeem some or all of the new notes at any time at a price of 100% of their principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date.

Change of Control

•	If we experience a change of control, subject to certain conditions, we must offer to purchase the new notes.

Ranking

•	The new notes are unsecured. The new notes rank equally in right of payment with all of our other existing and future senior debt and senior in right of payment to all of our future subordinated debt.

PLEASE READ “ RISK FACTORS” BEGINNING ON PAGE 6 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” beginning on page 66.

The date of this prospectus is June 9, 2003.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document, as the case may be.

i

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents we have incorporated into this prospectus by reference before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information which involves risks and uncertainties. Please read “Forward-Looking Statements.” Unless this prospectus otherwise indicates or the context otherwise requires, the terms “we,” “our,” “us,” “XTO Energy” or the “Company” as used in this prospectus refer to XTO Energy Inc. and our subsidiaries.

The Company

XTO Energy Inc. is a leading independent energy company engaged primarily in the acquisition, development, exploitation and exploration of producing oil and natural gas properties, and in the production, processing, marketing and transportation of oil and natural gas. We have consistently increased proved reserves, production and cash flow since our inception in 1986, and believe we are one of the most efficient domestic onshore operators in the industry. We have grown primarily through acquisitions of producing properties, followed by aggressive development and exploration activities and strategic acquisitions of additional interests in or near these properties. Our proved reserves are principally located in relatively long-lived fields with well-established production histories geographically diversified in several key-producing basins in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Colorado, Wyoming, Alaska and Louisiana.

Our executive offices are located at 810 Houston Street, Fort Worth, Texas 76102, and our telephone number is (817) 870-2800.

The Exchange Offer

On April 23, 2003, we completed a private offering of the outstanding notes. As part of the private offering that closed on April 23, 2003, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our best efforts to complete the exchange offer within 220 days after the date we issued the outstanding notes. The following is a summary of the exchange offer.

Exchange Offer	We are offering to exchange new notes for outstanding notes.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on July 10, 2003, unless we decide to extend it.

Condition to the Exchange Offer

The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the SEC. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer.

Procedures for Tendering Outstanding Notes

To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company, which we call “DTC” or the “Depository,” for tendering notes held in book-entry form. These procedures, which we call “ATOP,” require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program and that DTC confirm that:

•	DTC has received your instructions to exchange your notes; and

•	you agree to be bound by the terms of the letter of transmittal.

For more details, please refer to the sections of this prospectus entitled “Exchange Offer—Terms of the Exchange Offer” on page 18 and “—Procedures for Tendering” on page 20.

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders

You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m. New York City time on the expiration date of the exchange offer. Please read “Exchange Offer—Withdrawal of Tenders” on page 21.

Acceptance of Outstanding Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the new notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer—Terms of the Exchange Offer” on page 18.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer—Fees and Expenses” on page 22.

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read “Federal Income Tax Considerations” on page 61.

Exchange Agent

We have appointed The Bank of New York as exchange agent for the exchange offer. Please direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows: The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street – 7 East, New York, New York, 10286; Attention: William Buckley. Eligible institutions may make requests by facsimile at (212) 298-1915.

Terms of the New Notes

The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled “Description of the New Notes” beginning on page 26.

Issuer	XTO Energy Inc.

Notes Offered	$400,000,000 aggregate principal amount of 6¼% Senior Notes due 2013.

Maturity	April 15, 2013.

Interest on the New Notes	6¼% annually.

Interest Payment Dates	April 15 and October 15 of each year, commencing on October 15, 2003.

Sinking Fund	None.

Optional Redemption

We may redeem some or all of the notes at any time by the payment of principal and a make-whole premium plus accrued and unpaid interest to the redemption date, as described in the “Description of the New Notes—Redemption—Optional Redemption” section on page 27 of this prospectus.

Change of Control

If a Change of Control of our company occurs, subject to certain conditions, we must give holders of the new notes an opportunity to sell us their notes at a purchase price of 101% of the principal amount of the new notes, plus accrued but unpaid interest to the date of purchase. The term “Change of Control” is defined in the “Description of the New Notes—Certain Definitions” section beginning on page 44 of this prospectus.

Ranking

The new notes will be unsecured and will rank equally in right of payment to all of our existing and future senior indebtedness. The new notes will rank senior in right of payment to all of our future subordinated indebtedness. On May 19, 2003, we redeemed our 8 3/4% Senior Subordinated Notes due 2009, and we do not currently have any subordinated indebtedness outstanding. Please read “Description of the New Notes—Ranking” on page 27.

Specified Covenants	The indenture governing the notes contains, among other things, limitations on our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	make investments and other restricted payments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	incur liens;

•	engage in transactions with affiliates;

•	sell assets; and

•	consolidate, merge or transfer assets.

All of these limitations are subject to a number of important exceptions and qualifications, which are described in the “Description of the New Notes—Certain Covenants” section beginning on page 30 of this prospectus.

If we achieve an investment grade rating from Moody’s and Standard & Poor’s, many of these covenants will terminate.

Transfer Restrictions; Absence of a Public Market for the Notes

The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes.

Risk Factors

Please read “Risk Factors,” beginning on page 6 of this prospectus, for a discussion of certain factors that you should consider before participating in the exchange offer.

RISK FACTORS

Our material risks are described below. In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, the following factors relating to XTO Energy and the new notes should be considered carefully in deciding whether to exchange your outstanding notes for new notes in the exchange offer.

Risks Related to Our Business

Oil and natural gas prices fluctuate due to a number of uncontrollable factors, and any decline will adversely affect our financial condition.

Our results of operations depend upon the prices we receive for our oil and natural gas. We sell most of our oil and natural gas at current market prices rather than through fixed-price contracts. Historically, the markets for oil and natural gas have been volatile and are likely to remain volatile in the future. The prices we receive depend upon factors beyond our control, which include:

•	political instability or armed conflict in oil-producing regions, such as the current conditions in Iraq, Nigeria and Venezuela;

•	weather conditions;

•	the supply and price of domestic and foreign oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

•	the level of consumer demand;

•	worldwide economic conditions, which have been in a downturn in recent years;

•	the price and availability of alternative fuels;

•	domestic and foreign governmental regulations and taxes;

•	the proximity to and capacity of transportation facilities; and

•	the effect of worldwide energy conservation measures.

Government regulations, such as regulation of natural gas transportation and price controls, can affect market prices in the long term. These external factors and the volatile nature of the energy markets make it difficult to reliably estimate future prices of oil and natural gas.

Any decline in oil and natural gas prices adversely affects our financial condition. If the oil and gas industry experiences significant price declines, we may, among other things, be unable to meet our financial obligations or make planned capital expenditures.

We have substantial capital requirements, and we may be unable to obtain needed financing on satisfactory terms.

We make, and will continue to make, substantial capital expenditures for the acquisition, development, production, exploration and abandonment of our oil and natural gas reserves. We intend to finance our capital expenditures primarily through cash flow from operations and bank borrowings. Lower oil and natural gas prices, however, reduce cash flow and the amount of credit available under our bank revolving credit facility. Our cost of exploration and development was $164.3 million in 2000, $390.9 million in 2001 and $356.3 million in 2002. Our exploration and development budget in 2003 is $400 million. Future acquisitions could significantly affect this amount.

We believe that, after debt service, we will have sufficient cash from operating activities to finance our exploration and development expenses through 2003. If revenues decrease, however, and we are unable to obtain additional debt or equity financing, we may lack the capital necessary to replace our reserves or to maintain production at current levels.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do.

We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production;

•	integrating new technologies; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Many of our competitors have financial, technological and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

The failure to replace our reserves could adversely affect our financial condition.

Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves generally decline when reserves are produced, unless we can continue to conduct successful exploitation or development activities or acquire properties containing proved reserves, or both. We may not be able to find, develop or acquire additional reserves on an economic basis. Furthermore, while our revenues may increase if oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Our use of hedging arrangements could result in financial losses or reduce our income.

To reduce our exposure to fluctuations in the prices of oil and natural gas, we have entered into and expect in the future to enter into hedging arrangements for a portion of our oil and natural gas production. These hedging arrangements expose us to risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counter-party to the hedging contract defaults on its contract obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these hedging arrangements may limit the benefit we would otherwise receive from increases in prices for oil and natural gas.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions could cause the quantities and net present value of our reserves to be overstated.

Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities and net present value of our reserves to be overstated.

To prepare estimates of economically recoverable oil and natural gas reserves and future net cash flows, we analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. We also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also involves economic assumptions relating to commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs. Actual results most likely will vary from our estimates. Any significant variance could reduce the estimated quantities and present value of reserves shown or incorporated by reference in this prospectus.

You should not assume that the present value of future net cash flows from our proved reserves referred to or incorporated by reference in this document is the current market value of our estimated oil and natural gas reserves. In accordance with Securities and Exchange Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate.

There are risks in acquiring producing properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, increasing the scope, geographic diversity and complexity of our operations and incurrence of additional debt.

Our business strategy includes growing our reserve base through acquisitions. Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our company incurring unanticipated expenses and losses. In addition, we may assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

We are continually investigating opportunities for acquisitions. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.

Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expense, all of which could have a material adverse effect on our financial condition and operating results.

Drilling oil and natural gas wells is a high-risk activity and subjects us to a variety of factors that we cannot control.

Drilling oil and natural gas wells, including development wells, involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. We may not recover all or any portion of our investment in new wells. The presence of unanticipated pressures or irregularities in formations, miscalculations or accidents may cause our drilling activities to be unsuccessful, resulting in a total loss of our investment. In addition, we often are uncertain as to the future cost or timing of drilling, completing and operating wells. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental requirements, which may increase our costs or restrict our activities; and

•	cost of, or shortages or delays in the availability of, drilling rigs and equipment.

The marketability of our production is dependent upon transportation facilities over which we have no control.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future.

Property acquisitions are a component of our growth strategy, and our failure to complete future acquisitions successfully could reduce our earnings and slow our growth.

Our business strategy has emphasized growth through strategic acquisitions, but we may not be able to continue to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals. Our ability to grow through acquisitions and manage growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

We are subject to complex federal, state and local laws and regulations that could adversely affect our business.

Extensive federal, state and local regulation of the oil and gas industry significantly affects our operations. In particular, our oil and natural gas exploration, development and production, and our storage and transportation of liquid hydrocarbons, are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and natural gas wells and other related facilities. These regulations may become more demanding in the future. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	environmental protection;

•	reports concerning operations; and

•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property damage;

•	oil spills;

•	discharge of hazardous materials;

•	reclamation costs;

•	remediation and clean-up costs; and

•	other environmental damages.

Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.

Our business involves many operating risks, which may result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.

Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

•	fires;

•	natural disasters;

•	explosions;

•	pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;

•	weather;

•	failure of oilfield drilling and service tools;

•	changes in underground pressure in a formation that causes the surface to collapse or crater;

•	pipeline ruptures or cement failures; and

•	environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases.

Any of these risks can cause substantial losses resulting from:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.

We do not insure against the loss of oil or natural gas reserves as a result of operating hazards or insure against business interruption. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

Terrorist activities and military and other actions could adversely affect our business.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and others instituted military action in response. These conditions caused instability in world financial markets and have generated global economic instability. The continued threat of terrorism and the impact of military and other action, including U.S. military operations in Iraq, will likely lead to continued volatility in prices for crude oil and natural gas and could affect the markets for our operations. In addition, future acts of terrorism could be directed against companies operating in the United States. Further, the U.S. government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business.

The loss of key personnel could adversely affect our business.

We depend to a large extent on the efforts and continued employment of Bob R. Simpson, our Chairman and Chief Executive Officer, and Steffen E. Palko, our Vice Chairman and President, and other key personnel. The loss of the services of Mr. Simpson, Mr. Palko or other key personnel could adversely affect our business, and we do not maintain key man insurance on the lives of any of these persons. Our drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced geologists, engineers and other professionals. Competition for experienced geologists, engineers and some other professionals is extremely intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

We have limited control over the activities on properties we do not operate.

Other companies operate some of the properties in which we have an interest. We have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund for their operation. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns or lead to unexpected future costs.

The cessation of business by Arthur Andersen, who previously audited our financial statements, will limit our ability to use the financial statements audited by Arthur Andersen and could impact your ability to seek potential recoveries from Arthur Andersen.

Our consolidated financial statements as of and for the years ended December 31, 2000 and 2001 incorporated by reference in this prospectus were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are incorporated herein in reliance upon the authority of that firm as experts in accounting and auditing. Subsequent to Arthur Andersen’s completion of our 2001 audit, the firm was convicted of obstruction of justice charges relating to a federal investigation of Enron Corporation, has ceased practicing before the SEC and has liquidated its business. As a result, it is impossible to obtain Arthur Andersen’s consent to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act of 1933. Because Arthur Andersen has not consented to the incorporation by reference of their reports in this prospectus supplement, you would not be able to recover against Arthur Andersen for their liability under Section 11 of the Securities Act in the event of any untrue statements or omissions contained in the financial statements audited by Arthur Andersen.

Risks Related to the Notes

Our leverage and debt service obligations may adversely affect our cash flow and our ability to make payments on the notes.

We had total debt of $1.13 billion and stockholders’ equity of $947 million as of March 31, 2003. Our debt levels could have several potential consequences, including:

•	it may be more difficult for us to satisfy our obligations with respect to the notes;

•	we may have difficulties borrowing money in the future for acquisitions, to meet our operating expenses or for other purposes;

•	the amount of our interest expense may increase because certain of our borrowings not subject to interest rate protection hedges are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

•	we will need to use a portion of the money we earn to pay principal and interest on our debt which will reduce the amount of money we have to finance our operations and other business activities;

•	we may be more vulnerable to economic downturns and adverse developments in our industry; and

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. Our earnings may not be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all. Further, failing to comply with the financial and other restrictive covenants in our indebtedness could result in an event of default under such indebtedness, which could adversely affect our business, financial condition and results of operations.

In addition to our current indebtedness, we may incur substantially more debt. This could exacerbate the risks described above.

Together with our subsidiaries, we may incur substantially more debt in the future. The indenture governing the notes contains restrictions on our incurrence of additional indebtedness. However, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of March 31, 2003, we had approximately $180 million additional borrowing capacity under our bank revolving credit facility, subject to specific requirements, including compliance with financial covenants. To the extent new debt is added to our current debt levels, the risks described above could substantially increase.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

Because our secured bank revolving credit facility is secured by substantially all of our assets, it is possible that in the event of our insolvency or liquidation there would be insufficient assets remaining to satisfy the claims of the holders of the notes.

We borrow under a secured bank revolving credit facility that is secured by liens on our producing properties. The new notes, however, will not be secured by any of our assets. Therefore, if we become insolvent or are liquidated, or if payment under the secured revolving credit facility is accelerated, the lenders under that facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such indebtedness. Accordingly, secured lenders will have a prior claim on our assets securing their indebtedness. Because the new notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, that the assets would be insufficient to satisfy in full claims of noteholders. As of March 31, 2003, we had approximately $620 million of senior secured debt outstanding under our secured bank revolving credit facility and the availability to borrow up to $180 million of additional senior secured debt.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a change of control of XTO Energy, we will be required to offer to purchase all outstanding notes and other outstanding debt. If a change of control were to occur, it is possible that we would not have sufficient funds to pay the purchase price for all the notes tendered by the holders. Our secured bank revolving credit facility contains, and any future agreements relating to our indebtedness may contain, provisions making the occurrence of a change of control an event of default, or otherwise requiring payment of amounts borrowed under those agreements, which would limit the funds available to repurchase the notes. Our failure to purchase tendered notes would constitute an event of default under the notes, which would cause a default under the terms of our other indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

None of our subsidiaries will guarantee the notes initially. However, under the conditions described under “Description of the New Notes—Certain Covenants—Limitation on Non-Guarantor Restricted Subsidiaries” beginning on page 36, our payment obligations under the notes in the future may be jointly and severally guaranteed by our existing or future subsidiaries. Federal and state statutes allow courts, under specific circumstances, to void guarantees and require creditors such as the noteholders to return payments received from guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, for example, the guarantor, at the time it issued its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the guarantee;

•	was insolvent or rendered insolvent by making the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We are subject to restrictive debt covenants, and our failure to comply with the debt covenants could result in an event of default under our bank revolving credit facility and may limit our ability to repay in full our indebtedness, including the notes.

Our bank revolving credit facility contains covenants that are similar to but more restrictive to us than those contained in the indenture governing the notes, and requires us to maintain specified financial ratios. See “Description of Other Indebtedness—Bank Revolving Credit Facility,” beginning on page 24. Our ability to meet those financial covenants or ratios can be affected by events beyond our control, and we may not meet those ratios. A breach of any of these covenants or ratios could result in an event of default under our bank revolving credit facility. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness, and our assets might not be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

Receipt of payment on the notes as well as the enforcement of remedies under any subsidiary guarantees may be limited in bankruptcy or in equity.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any subsidiary guarantor becomes a debtor subject to insolvency proceedings under the federal bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or any subsidiary guarantees. Provisions under the federal bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Risks Related to the Exchange Offer and the New Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you are advised to allow sufficient time to ensure timely delivery of the outstanding notes and to carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell the new notes at a price that you deem sufficient.

The new notes will be new securities for which there currently is no established trading market. Although the initial purchasers of the outstanding notes have informed us that they intend to make a market in the new notes after the exchange offer, the initial purchasers may stop making a market at any time. Finally, if a large number of holders of outstanding notes do not tender outstanding notes or tender outstanding notes improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could adversely affect the development of a market for these new notes.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to:

•	within 90 days after the original issuance of the outstanding notes on April 23, 2003, file a registration statement with the SEC with respect to a registered offer to exchange each outstanding note for a new note having terms substantially identical in all material respects to such note except that the new note will not contain terms with respect to transfer restrictions;

•	use our best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the original issuance of the outstanding notes;

•	promptly following the effectiveness of the registration statement, offer the new notes in exchange for surrender of the outstanding notes; and

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes and consummate the exchange offer within 40 days after the effective date of the registration statement.

We have fulfilled the agreements described in the first two of the preceding bullet points and are now offering eligible holders of the outstanding notes the opportunity to exchange their outstanding notes for new notes registered under the Securities Act. Holders are eligible if they are not prohibited by any law or policy of the SEC from participating in this exchange offer. The new notes will be substantially identical to the outstanding notes except that the new notes will not contain terms with respect to transfer restrictions, registration rights or additional interest.

Under limited circumstances, we agreed to use our best efforts to cause the SEC to declare effective a shelf registration statement for the resale of the outstanding notes. We also agreed to use our best efforts to keep the shelf registration statement effective for up to two years after its effective date. The circumstances include if:

•	a change in law or in applicable interpretations thereof of the staff of the SEC does not permit us to effect the exchange offer; or

•	for any other reason the exchange offer is not consummated within 220 days from April 23, 2003, the date of the original issuance of the outstanding notes; or

•	an initial purchaser notifies us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for new notes in the exchange offer; or

•	certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the new notes acquired by them in the exchange offer to the public without delivering a prospectus.

We will pay, as liquidated damages, additional cash interest on the applicable outstanding notes, subject to certain exceptions,

•	if the exchange offer is not consummated on or before the 40th day after this registration statement is declared effective,

•	if obligated to file a shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the 75th day after the date on which the obligation to file a shelf registration statement arises, which we refer to as the shelf filing date,

•	if obligated to file a shelf registration statement due to the circumstances described in the first bullet point of the preceding paragraph, the shelf registration statement is not declared effective on or prior to the 180th day after the original issuance of the outstanding notes,

•	if we are obligated to file a shelf registration statement due to the circumstances described in the second, third or fourth bullet points of the preceding paragraph, the shelf registration statement is not declared effective on or prior to the 75th day after the shelf filing date, or

•	after this registration statement or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses being a “registration default”);

from and including the date on which any such registration default occurs to but excluding the date on which all registration defaults have been cured.

The rate of the additional interest will be 0.25% per year for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per year with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.5% per year. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the new notes.

Upon the effectiveness of this registration statement, the consummation of the exchange offer, the effectiveness of a shelf registration statement, or the effectiveness of a succeeding registration statement, as the case may be, the interest rate borne by the notes from the date of such effectiveness or consummation, as the case may be, will be reduced to the original interest rate.

To exchange your outstanding notes for transferable new notes in the exchange offer, you will be required to make the following representations:

•	any new notes will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

In addition, we may require you to provide information to be used in connection with the shelf registration statement to have your outstanding notes included in the shelf registration statement. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers. Such a holder will also be subject to the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including indemnification obligations.

The description of the registration rights agreement contained in this section is a summary only. For more information, you should review the provisions of the registration rights agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of New Notes

Based on no action letters of the SEC staff issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.

The SEC, however, has not considered this exchange offer for the new notes in the context of a no action letter, and the SEC may not make a determination similar to those made in the no action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” beginning on page 66 for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only for new notes and only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $400,000,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offer. It is important that you read the section labeled “—Fees and Expenses” on page 22 for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time on July 10, 2003, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer” on page 16, “—Procedures for Tendering” on page 20 and “Plan of Distribution” on page 66 and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue new notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. It is your responsibility to properly tender your notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your exchange.

If you have any questions or need help in exchanging your notes, please call the exchange agent whose address and phone number are described in the section of the prospectus entitled “Where You Can Find More Information” on page 67.

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the outstanding notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the notes.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone, facsimile or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new notes for your outstanding notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

RATIOS OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings are before income taxes and fixed charges. Fixed charges include interest costs, the portion of rentals considered to be representative of the interest factor and preferred stock dividends.

	Year Ended December 31						Three Months Ended March 31, 2003
	1998		1999	2000	2001	2002
Ratio of earnings to fixed charges	(a	)	1.9x	2.8x	7.7x	5.6x	6.9x

(a)	Fixed charges exceeded earnings by $108.4 million. Excluding the effect of a $93.7 million pre-tax net loss on investment securities and a $2 million pre-tax, non-cash impairment charge, fixed charges exceeded earnings by $19 million.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes do not include certain transfer restrictions. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

Bank Revolving Credit Facility

    We borrow under a revolving credit agreement, which matures on May 12, 2005, with a syndicate of banks. Our revolving credit agreement provides for a revolving line of credit of up to $850 million and limited to the then available borrowing base. The borrowing base is redetermined annually based on the cash flow and discounted present value of future net income from our oil and natural gas reserves and currently permits borrowing up to $800 million. Borrowings are secured and are guaranteed by certain of our subsidiaries.

Indebtedness under our revolving credit agreement bears interest at any of the following rates depending on the type of borrowing that we are conducting:

•	the prime rate, plus a spread ranging from 0.125% to 0.25%;

•	the Federal Funds Rate, plus 0.50%, plus a spread ranging from 0.125% to 0.50%; and

•	LIBOR, plus a spread ranging from 1.375% to 1.75%.

The spread under each alternative rate increases as the amount outstanding as a percentage of the borrowing base increases. Interest payments are due quarterly if based on the prime or Federal Funds rate and at the end of each interest period if based on LIBOR.

Our revolving credit agreement currently contains covenants that include, among other things:

•	limitation on our incurrence of additional indebtedness;

•	a requirement to maintain a current ratio of at least 1.0;

•	limitation on our ability to encumber our assets;

•	restriction on the repurchase or prepayment of our subordinated notes and other senior and subordinated indebtedness;

•	restrictions on the payment of dividends;

•	limitation on our making investments;

•	prohibition on the sale of oil, natural gas or mineral properties included in the borrowing base that exceeds $110 million during any calendar year; and

•	limitation on guarantees by our subsidiaries.

We were in compliance with all of these covenants as of March 31, 2003.

Events of default under our revolving credit agreement include, among other things:

•	our failure to pay principal within one day or interest within five days of their respective due dates;

•	default in the performance of any covenant in our revolving credit agreement that has not been timely cured;

•	a default occurring in the payment of, or other material obligation under, any of our indebtedness exceeding $5,000,000;

•	our bankruptcy, insolvency or dissolution;

•	incurrence of specified liability resulting from termination or other events relating to our employee benefit plans;

•	a deficiency in the borrowing base that has not been timely cured;

•	entry of a final judgment for the payment of money exceeding $5,000,000 that is not timely discharged;

•	a default under and/or acceleration of our subordinated notes (or other subordinated indebtedness); or

•	a change of control.

Upon the occurrence of an event of default under our revolving credit agreement, a majority of the banks may cause the agent, among other things, to terminate the commitment to lend and declare our indebtedness immediately due and payable.

7 1/2% Senior Notes

At March 31, 2003, we had outstanding $350 million of 7 1/2% Senior Notes due 2012. These senior notes, except for the applicable interest rates and maturity dates, have essentially the same terms and provisions as the notes offered hereby. For a description of the terms also applicable to our currently outstanding senior notes, see “Description of the New Notes” beginning on page 26. Our 7 1/2% Senior Notes are freely tradeable, and their holders do not have registration rights.

DESCRIPTION OF THE NEW NOTES

The new notes will be issued, and the outstanding notes were issued, pursuant to an indenture dated as of April 23, 2003 (the “Indenture”) among the Company, as issuer, and The Bank of New York, as trustee (the “Trustee”). The terms of the new notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions” beginning on page 44. References to the “notes” in this section of the prospectus include both the outstanding notes and the new notes. References in this section to “we”, “our”, “us”, “XTO Energy” or the “Company” refer to XTO Energy Inc., excluding its subsidiaries.

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. The Company urges Holders to read the Indenture because it, and not this description, defines the rights of Holders of these notes. The Company has filed the Indenture as an exhibit to the registration statement which includes this prospectus.

If the exchange offer contemplated by this prospectus (the “Exchange Offer”) is consummated, Holders of outstanding notes who do not exchange those notes for new notes in the Exchange Offer will vote together with Holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the Exchange Offer will be aggregated with the new notes, and the Holders of such outstanding notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the new notes then outstanding.

Brief Description of the Notes

The notes:

•	are unsecured senior indebtedness of the Company;

•	are unlimited in aggregate principal amount, of which $400,000,000 are outstanding;

•	are senior in right of payment to all future Subordinated Indebtedness of the Company; and

•	rank equally in right of payment with all existing and future Senior Indebtedness.

The new notes will be issued, and the outstanding notes were issued, only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Any outstanding notes that remain outstanding after the completion of the Exchange Offer, together with the new notes issued in connection with the Exchange Offer and any other notes issued under the Indenture then outstanding, will be treated as a single class of securities under the Indenture.

The Company may issue notes from time to time with an unlimited maximum aggregate principal amount, of which $400 million were issued on April 23, 2003. Any notes issued in the future (“Add On Notes”) will be subject to the debt incurrence covenant described in the first paragraph of “—Certain Covenants—Limitation on Indebtedness” beginning on page 30. Any Add On Notes that are actually issued will be treated as issued and outstanding notes (as the same class as the new notes) for all purposes of the Indenture and this “Description of the New Notes,” unless the context indicates otherwise.

Each note will mature on April 15, 2013 and will bear interest at the rate of 6¼% per annum.

Interest on the new notes will accrue from April 23, 2003, and will be payable semiannually in arrears on April 15 and October 15 of each year, commencing October 15, 2003. We will make each interest payment to the holders of record of the notes at the close of business on the April 1 or October 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, and interest will be payable at the offices of the Trustee and the Paying Agent, provided that, at the option of the Company, payment of interest on notes not in global form may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the notes maintained by the Registrar, and, upon request by a holder of more than $500,000 principal amount of notes not in global form, we must pay interest on such holder’s notes by wire transfer. Initially, the Trustee will also act as Paying Agent and Registrar for the notes.

Redemption

Optional Redemption.    At any time and from time to time, we may, at our option, redeem all or a portion of the notes at the Make-Whole Price plus accrued and unpaid interest to the redemption date.

Selection and Notice.    If less than all of the notes are to be redeemed at any time, the trustee will select notes (or any portion of notes in integral multiples of $1,000) for redemption on a pro rata basis, by lot or by another method the trustee deems fair and appropriate. However, no note with a principal amount of $1,000 will be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note to be redeemed. A new note in a principal amount equal to the unredeemed portion of that note will be issued in the name of the holder upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption and accepted for payment.

Offers to Purchase.    Upon the occurrence of a Change of Control, we are obligated to make an offer to purchase all outstanding notes at a purchase price equal to 101% of their principal amount, together with accrued and unpaid interest to the date of purchase. Upon the occurrence of an Asset Sale, we may be obligated to make offers to purchase notes with a portion of the Net Cash Proceeds of the relevant Asset Sale at a purchase price equal to 100% of their principal amount, together with accrued and unpaid interest to the date of purchase. See “—Certain Covenants—Change of Control” on page 34 and “—Certain Covenants—Limitation on Disposition of Proceeds of Asset Sales” beginning on page 35.

Ranking

Senior Indebtedness versus Notes.    The Indebtedness evidenced by the notes will be unsecured and will rank equal in right of payment with all other senior indebtedness of XTO Energy.

As of March 31, 2003, XTO Energy’s senior indebtedness was approximately $970 million, including $620 million of secured indebtedness. The notes will be unsecured obligations of XTO Energy. Our secured debt and other secured obligations (including obligations under our bank revolving credit agreement) will be effectively senior to the notes to the extent of the value of the assets securing the debt or other obligations.

The Indebtedness evidenced by the notes will rank senior in right of payment to any future subordinated indebtedness of XTO Energy. On May 19, 2003, we redeemed all of our 8 3/4% Senior Subordinated Notes due 2009, and we do not currently have any subordinated indebtedness outstanding.

Liabilities of Subsidiaries versus Notes.    A relatively small portion of our operations is conducted through our subsidiaries. Claims of creditors of subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by those subsidiaries, and claims of preferred stockholders of those subsidiaries, will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors. Initially, none of those subsidiaries will be Subsidiary Guarantors. See “—Subsidiary Guarantees of the Notes” below.

Although the indenture limits the incurrence of Indebtedness (including preferred stock) of the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications. In addition, the indenture does not impose any limitations on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See “—Certain Covenants—Limitation on Indebtedness” beginning on page 30. Moreover, the indenture does not impose any limitation on the incurrence by any Unrestricted Subsidiary of Indebtedness (including preferred stock).

Subsidiary Guarantees of the Notes

Under the circumstances described below under “—Certain Covenants—Limitation on Non-Guarantor Restricted Subsidiaries” on page 36, XTO Energy’s payment obligations under the notes may in the future be jointly and severally guaranteed by existing or future subsidiaries of XTO Energy as Subsidiary Guarantors. None of our subsidiaries will initially execute and deliver the indenture as a Subsidiary Guarantor. Each Subsidiary Guarantor will guarantee, jointly and severally, to each holder of notes and the trustee, the full and prompt performance of XTO Energy’s obligations under the indenture and the notes, including the payment of principal of, or premium, if any, and interest on the notes pursuant to its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to a maximum amount so that the obligations of each Subsidiary Guarantor under the Subsidiary Guarantee would not constitute a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee will be entitled to a contribution from each other Subsidiary Guarantor, if any, in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell all or any portion of its assets to XTO Energy or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the “Merger, Consolidation and Sale of Assets” covenant of the indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to a corporation other than XTO Energy or another Subsidiary Guarantor. However, (a) if the resulting or surviving corporation in a consolidation or merger is not the Subsidiary Guarantor, the resulting or surviving corporation must agree to assume that Subsidiary Guarantor’s Subsidiary Guarantee and all its obligations under the indenture and (b) the transaction may not (1) violate any of the covenants described below under “—Certain Covenants” or in the indenture or (2) result in a Default or Event of Default that is continuing.

The Subsidiary Guarantee of any Restricted Subsidiary may be released upon the terms and subject to the conditions described under “—Certain Covenants—Limitations on Non-Guarantor Restricted Subsidiaries” beginning on page 36. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the indenture will be released from its Subsidiary Guarantee and related obligations set forth in the indenture for so long as it remains an Unrestricted Subsidiary.

Although the indenture does not contain any requirement that any subsidiary execute and deliver a Subsidiary Guarantee, certain covenants described below require a Restricted Subsidiary in the future to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See “—Certain Covenants—Limitation on Non-Guarantor Restricted Subsidiaries” beginning on page 36.

Book Entry, Delivery and Form

The new notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the global notes directly through the Depository if they have an account with the Depository or indirectly through organizations that have accounts with the Depository.

Notes that are issued as described below under “—Certificated Notes” will be issued in definitive form. Upon the transfer of notes in definitive form, such notes will, unless the global notes have previously been exchanged for notes in definitive form, be exchanged for an interest in the global notes representing the aggregate principal amount of notes being transferred.

The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The Company expects that pursuant to procedures established by the Depository, upon the issuance of the global notes, the Depository will credit, on its book-entry registrations and transfer system, the aggregate principal amount of new notes represented by such global notes to the accounts of participants exchanging outstanding notes. Ownership of beneficial interests in the global notes will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants’ interest) and such participants (with respect to the owners of beneficial interests in the global notes other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global notes.

So long as the Depository, or its nominee, is the Holder of the global notes, the Depository or such nominee, as the case may be, will be considered the sole legal owner and Holder of the notes for all purposes of the notes and the Indenture. Except as set forth below, you will not be entitled to have the notes represented by the global notes registered in your name, will not receive or be entitled to receive physical delivery of certificated notes in definitive form and will not be considered to be the owner or Holder of any notes under the global notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that the Depository, as the Holder of the global notes, is entitled to take, the Depository will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The Company will make all payments on notes represented by the global notes registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the owner and Holder of the global notes.

The Company expects that the Depository or its nominee, upon receipt of any payment in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of the global notes as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the global notes held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes for any notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the global notes owning through such participants.

Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of the Depository, it is under no obligations to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Subject to certain conditions, the notes represented by the global notes will be exchangeable for certificated notes in definitive form of like tenor as such notes in denominations of $1,000 and integral multiples thereof if:

(1)  the Depository notifies the Company that it is unwilling or unable to continue as Depository for the global notes or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company is unable to locate a qualified successor within 90 days;

(2)  the Company in its discretion at any time determines not to have all of the notes represented by the global notes; or

(3)  a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing and the Depository requests that certificated notes be issued.

Any notes that are exchangeable pursuant to the preceding sentence will be exchanged for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the global notes are not exchangeable, except for global notes of the same aggregate denominations to be registered in the name of the Depository or its nominee.

Certain Covenants

The indenture contains, among others, the covenants described below.

Limitation on Indebtedness.    The indenture provides that neither XTO Energy nor any Restricted Subsidiary will create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively “incur”) any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and Permitted Subsidiary Indebtedness. Notwithstanding this restriction, XTO Energy and its Restricted Subsidiaries that are Subsidiary Guarantors may incur additional Indebtedness if (x) our Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of that Indebtedness (and for which financial statements are available), taken as one period, would have been equal to at least 2.5 to 1.0 and (y) no Default or Event of Default shall have occurred and be continuing at the time that additional Indebtedness is incurred or would occur as a consequence of the incurrence of the additional Indebtedness. Our Consolidated Fixed Charge Coverage Ratio would be determined at the time of incurrence of additional Indebtedness, after giving pro forma effect to:

•

the incurrence of the new Indebtedness and (if applicable) the application of the net proceeds from that Indebtedness, including to refinance other Indebtedness or to acquire producing oil and natural gas properties, as if the Indebtedness had been incurred and the application of proceeds had occurred at the beginning of the four-quarter period;

•	the incurrence, repayment or retirement of any other Indebtedness (including Permitted Indebtedness) by XTO Energy or its Restricted Subsidiaries since the first day of the four-quarter period (including any other Indebtedness to be incurred concurrent with the incurrence of the new Indebtedness) as if the other Indebtedness had been incurred, repaid or retired at the beginning of the four-quarter period;

•	the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any Person acquired or disposed of by XTO Energy or its Restricted Subsidiaries since the first day of the four-quarter period, as if the acquisition or disposition had occurred at the beginning of such four-quarter period.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness or Permitted Subsidiary Indebtedness, as applicable, or is entitled to be incurred in compliance with the Fixed Charge Coverage Ratio in the preceding paragraph, XTO Energy may, in its sole discretion, classify (or later reclassify) in whole or in part such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness or a portion thereof may be classified (or later reclassified) in whole or in part as having been incurred under more than one of the applicable clauses of Permitted Indebtedness or Permitted Subsidiary Indebtedness or in compliance with the Fixed Charge Coverage Ratio in the preceding paragraph. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Liens.    The indenture provides that XTO Energy will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, or maintain any Lien of any kind, except Permitted Liens, on any of their property or assets (including any intercompany notes), whether owned at the Issue Date or subsequently acquired, or on any income, profits or proceeds from that property, or assign any right to receive that income, unless (1) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (2) in the case of any other Lien, the notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by XTO Energy or any Restricted Subsidiary is subject to further limitations on the incurrence of Indebtedness as described in the “Limitation on Indebtedness” covenant above.

Limitation on Restricted Payments.    (a)  The indenture provides that neither XTO Energy nor any Restricted Subsidiary may, directly or indirectly, take the following actions (which are referred to as “Restricted Payments”):

(1)  declare or pay any dividend on, or make any distribution to holders of, any shares of our Capital Stock, other than dividends or distributions payable solely in shares of our Qualified Capital Stock, or options, warrants or other rights to purchase our Qualified Capital Stock;

(2)  purchase, redeem or otherwise acquire or retire for value any of our Capital Stock or Capital Stock of any Affiliate of ours (other than any Restricted Subsidiary of XTO Energy) or any options, warrants or other rights to acquire that Capital Stock. Despite this restriction, and whether or not those actions meet the requirements stated below in this paragraph (a), XTO Energy may purchase, redeem or otherwise retire XTO Energy common stock in an amount not to exceed $10,000,000 in the aggregate for all transactions after the Issue Date, and we may pay the applicable redemption price in connection with a Qualified Redemption Transaction;

(3)  make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness. Despite that restriction, and whether or not those actions meet the requirements stated below in this paragraph (a), we may pay the applicable redemption price in connection with a Qualified Redemption Transaction;

(4)  declare or pay any dividend on or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary of XTO Energy (other than to XTO Energy or any of our Restricted Subsidiaries), or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any Capital Stock of a Restricted Subsidiary (other than with respect to any Capital Stock held by us or any of our Restricted Subsidiaries);

(5)  make any Investment (other than a Permitted Investment); or

(6)  incur any guarantee of Indebtedness of any Affiliate other than (X) guarantees of Indebtedness of any Restricted Subsidiary by XTO Energy or (Y) guarantees of our Indebtedness by any Restricted Subsidiary, in each case in accordance with the terms of the indenture;

unless at the time of and after giving effect to the proposed Restricted Payment (A) no Default or Event of Default shall have occurred and be continuing, (B) XTO Energy could incur $1.00 of additional Indebtedness, excluding Permitted Indebtedness, in accordance with the “Limitation on Indebtedness” covenant described above and (C) the aggregate amount of all Restricted Payments declared or made after April 1, 1997, shall not exceed the sum, without duplication, of the following:

(1)  50% of the aggregate cumulative Consolidated Net Income of XTO Energy accrued on a cumulative basis during the period beginning on May 1, 1997, and ending on the last day of our last fiscal quarter ending prior to the date of the proposed Restricted Payment, or, if aggregate cumulative Consolidated Net Income over that period is a loss, minus 100% of the loss, plus

(2)  the aggregate net cash proceeds received by XTO Energy after April 1, 1997, as capital contributions (other than from a Restricted Subsidiary), plus

(3)  the aggregate net cash proceeds, and the Fair Market Value at the date of acquisition of Property other than cash or Cash Equivalents, received by XTO Energy after April 1, 1997, from the issuance or sale (other than to any Restricted Subsidiary) of shares of XTO Energy Qualified Capital Stock or any options, warrants or rights to purchase shares of XTO Energy Qualified Capital Stock, plus

(4)  the aggregate net cash proceeds received by XTO Energy after April 1, 1997 (other than from a Restricted Subsidiary) upon the exercise of any options, warrants or rights to purchase shares of XTO Energy Qualified Capital Stock, plus

(5)  the aggregate net cash proceeds, and the Fair Market Value at the date of acquisition of Property other than cash or Cash Equivalents, received by XTO Energy after April 1, 1997 from the issuance or sale (other than to any Restricted Subsidiary) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for XTO Energy Qualified Capital Stock, together with the aggregate cash, and the Fair Market Value at the date of acquisition of Property other than cash or Cash Equivalents, received by XTO Energy at the time of conversion or exchange, plus

(6)  to the extent not otherwise included in XTO Energy’s Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to XTO Energy or a Restricted Subsidiary after April 1, 1997 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) made by XTO Energy and our Restricted Subsidiaries in that Unrestricted Subsidiary after April 1, 1997, plus

(7)  $50,000,000.

The amount of any Restricted Payment, if other than cash, is to be determined by the Board of Directors of XTO Energy, whose determination shall be conclusive and evidenced by a Board Resolution.

(b)  Notwithstanding paragraph (a) above, we and our Restricted Subsidiaries may take the following actions so long as (in the case of clauses (2), (3), (4) and (6) below) no Default or Event of Default shall have occurred and be continuing:

(1)  the payment of any dividend within 60 days after the date it was declared if the declaration complied with the provisions of paragraph (a) above at the time it was declared; for purposes of any calculation required by the provisions of paragraph (a) above, any payment will be deemed to have been made on the date of declaration;

(2)  the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of XTO Energy or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of XTO Energy Qualified Capital Stock;

(3)  the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the aggregate net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of XTO Energy Qualified Capital Stock;

(4)  (A) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Existing Subordinated Notes or (B) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any other Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of XTO Energy so long as, in the case of this subclause (B) only,

—	the principal amount of the new Indebtedness does not exceed the principal amount (or, if the Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by XTO Energy as necessary to accomplish such refinancing, plus the amount of expenses of XTO Energy incurred in connection with refinancing,

—	the new Subordinated Indebtedness is subordinated to the notes at least to the same extent as the Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and

—	the new Subordinated Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the notes and the new Subordinated Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the notes;

(5)  repurchases, acquisitions or retirements of shares of XTO Energy Qualified Capital Stock deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans when shares are surrendered to pay all or a portion of the exercise price or to satisfy any federal income tax obligation; and

(6)  repurchases, redemptions or other acquisitions or retirements for value of XTO Energy Capital Stock from our employees or employees of our Restricted Subsidiaries in an amount not to exceed $2,000,000 in the aggregate in any calendar year.

The actions described in clauses (1), (2), (3) and (6) of this paragraph (b) are Restricted Payments that are permitted to be taken in accordance with this paragraph (b) but will reduce the amount that would otherwise be available for Restricted Payments (provided that any dividend paid pursuant to clause (1) of this paragraph (b) will reduce the amount otherwise available when declared, but not also when subsequently paid), and the actions described in clauses (4) and (5) of this paragraph (b) are permitted to be taken and will not reduce the amount that would otherwise be available for Restricted Payments.

(c)  In computing Consolidated Net Income of XTO Energy under paragraph (a) above,

(1)  we will use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of XTO Energy for the remaining portions of that period, and

(2)  we will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of XTO Energy that are available on the date of determination.

If we make a Restricted Payment that we believe in good faith at the time is permitted under the requirements of the indenture, that Restricted Payment will be deemed to have been made in compliance with the indenture notwithstanding any subsequent adjustments made in good faith to our financial statements affecting Consolidated Net Income for any period.

Limitation on Transactions with Affiliates.    The indenture provides that XTO Energy will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit any transaction or series of related transactions (including the sale, purchase, exchange or lease of assets, property or the rendering of any services) with, or for the benefit of, any Affiliate of ours other than a Restricted Subsidiary unless the transaction or series of transactions is on terms that are no less favorable to us or the Restricted Subsidiary than those that would be available in a comparable arm’s length transaction with unrelated third parties. In addition, with respect to any one transaction or series of transactions involving aggregate payments in excess of $5,000,000, XTO Energy must deliver an officers’ certificate to the trustee certifying that such transaction or series of transactions complies with the preceding sentence and has been approved by our Board of Directors. With respect to any one transaction or series of transactions involving aggregate payments in excess of $25,000,000, the officers’ certificate must also certify that such transaction or series of transactions has been approved by a majority of the Disinterested Directors or, in the event there are no such Disinterested Directors, that XTO Energy has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinion shall be to the effect set forth in the first sentence above or shall state that such transaction or series of transactions is fair from a financial point of view to XTO Energy or such Restricted Subsidiary. This covenant will not restrict us from paying reasonable and customary regular compensation and fees to our directors who are not our employees or from paying dividends on, or making distributions with respect to, shares of our Capital Stock on a pro rata basis to the extent permitted by the “Limitation on Restricted Payments” covenant described above.

Change of Control.    Upon the occurrence of a Change of Control, XTO Energy will be obligated to make an offer to purchase all of the then outstanding notes, and not more than 70 nor less than 30 days following the Change of Control, to purchase all of the then outstanding notes validly tendered pursuant to our offer. The purchase price will be equal to 101% of the principal amount of the notes tendered, plus accrued and unpaid interest. The offer is required to remain open for at least 20 business days and until the close of business on the fifth business day prior to the Change of Control purchase date.

Not later than the 30th day after the Change of Control, we will mail to each noteholder a notice of the Change of Control offer. The notice will govern the terms of the Change of Control offer and will state, among other things, the procedures that noteholders must follow to accept the Change of Control offer.

There is no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all of the notes delivered by noteholders seeking to accept the Change of Control offer. If we do not have available funds sufficient to pay the Change of Control purchase price or if we are prohibited from purchasing the notes, an Event of Default will occur under the indenture. The definition of “Change of Control” includes an event by which we sell, convey, transfer or lease all or substantially all of our properties to any Person; the phrase “all or substantially all” is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

XTO Energy intends to comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in the event that a Change of Control occurs and we are required to purchase notes as described above. The existence of the noteholders’ right to require XTO Energy to repurchase notes upon a Change of Control may deter a third party from acquiring us in a transaction that constitutes, or results in, a Change of Control.

Limitation on Disposition of Proceeds of Asset Sales.    The indenture provides that XTO Energy will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless

•	XTO Energy or the Restricted Subsidiary receives consideration at the time of the sale at least equal to the Fair Market Value of the assets and properties sold in the Asset Sale and

•	the Fair Market Value of all forms of consideration other than cash, Cash Equivalents and Liquid Securities received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of Adjusted Consolidated Net Tangible Assets at the time each determination is made.

If XTO Energy or any Restricted Subsidiary engages in an Asset Sale, XTO Energy may either

•	apply the Net Cash Proceeds from the Asset Sale to permanently reduce Pari Passu Indebtedness,

•	invest all or any part of the Net Cash Proceeds, within 365 days after the Asset Sale, in Oil and Gas Properties,

•	apply the Net Cash Proceeds to acquire a controlling interest in a Person that is primarily engaged in the Oil and Gas Business, or

•	apply the Net Cash Proceeds to develop or exploit our Oil and Gas Properties.

The amount of Net Cash Proceeds not applied or invested as provided in this paragraph constitutes “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $15,000,000, we will make an offer to purchase from all noteholders and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds, as follows.

•	XTO Energy will make an offer to purchase (a “Net Proceeds Offer”) from all noteholders in accordance with the procedures set forth in the indenture the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount (the “Payment Amount”) equal to the product of the Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes and the denominator of which is the sum of the outstanding principal amount of the notes and Pari Passu Indebtedness required to be repurchased or repaid, if any (subject to proration in the event such amount is less than the aggregate Offered Price of all notes tendered).

•	To the extent required by that Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, XTO Energy will make an offer to purchase Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Indebtedness Amount”) equal to the excess of the Excess Proceeds over the Payment Amount.

•	The offer price for the notes shall be payable in cash in an amount equal to 100% of the principal amount of the notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a “Net Proceeds Deficiency”), XTO Energy may use all or a portion of the Net Proceeds Deficiency for general corporate purposes, subject to the limitations of the “Limitation on Restricted Payments” covenant described above.

•	If the aggregate Offered Price of notes validly tendered and not withdrawn by holders exceeds the Payment Amount, notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

We will not permit any Subsidiary to be a party to any agreement that would place a restriction of any kind (other than pursuant to law or regulation) on our ability to make a Net Proceeds Offer following any Asset Sale. We intend to comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations, if applicable, in the event that an Asset Sale occurs and we are required to purchase notes as described above.

Limitation on Non-Guarantor Restricted Subsidiaries.    (a)  The indenture provides that XTO Energy will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any of our Indebtedness unless

•	it simultaneously executes and delivers a supplemental indenture to the indenture providing for its Subsidiary Guarantee of the notes, and

•	it waives, and agrees not in any manner whatsoever to claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against XTO Energy or any other Restricted Subsidiary as a result of any payment under its Subsidiary Guarantee until the obligations guaranteed are paid in full. In that case, the Restricted Subsidiary will deliver to the trustee an opinion of independent legal counsel as to the due authorization and binding nature of the Subsidiary Guarantee.

This paragraph (a) will not be applicable to

•	any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, the Person becoming a Restricted Subsidiary or

•	any guarantee of any Restricted Subsidiary of Indebtedness of XTO Energy described in clause (1) of the definition of “Permitted Indebtedness” on page 54.

(b)  The indenture provides that XTO Energy will not, and will not permit any of our Restricted Subsidiaries to, transfer any assets, businesses, divisions, real property or equipment to any Restricted Subsidiary (other than sales of oil and natural gas production in the ordinary course of business at prices under contracts in existence at the Issue Date or on terms no less favorable to the Subsidiary than would be obtainable at the time in comparable transactions through arms-length dealings with Persons other than Affiliates of XTO Energy or any transfer that results in Permitted Subsidiary Indebtedness) or acquire Capital Stock of a new Restricted Subsidiary that in either case is not a Subsidiary Guarantor unless (1) the transferee or new Restricted Subsidiary enters into a Subsidiary Guarantee by complying with paragraph (a) of this covenant or (2) the aggregate Fair Market Value, at the time of such proposed transfer or acquisition of the assets proposed to be transferred or Capital Stock proposed to be acquired, together with the aggregate Fair Market Value of all assets previously transferred pursuant to this clause (2) and Capital Stock previously acquired pursuant to this clause (2) does not exceed (x) the greater of $50,000,000 and 5% of Adjusted Consolidated Net Tangible Assets less (y) the book value of total combined assets of all Subsidiaries of XTO Energy at December 31, 2001 as reflected in a consolidating balance sheet of XTO Energy prepared in accordance with GAAP (exclusive, in the case of each of clauses (x) and (y), of intercompany receivables and liabilities due from XTO Energy and assets subject to any Sale/Leaseback Transaction treated as an operating lease in the consolidated financial statements of XTO Energy; provided that, in the case of clause (2), if the Restricted Subsidiary to which such transfer was made or whose Capital Stock was acquired subsequently enters into a Subsidiary Guarantee, such transfer or acquisition shall be treated as having been made pursuant to clause (1)).

(c)  Any Subsidiary Guarantee incurred by a Restricted Subsidiary pursuant to this covenant will provide by its terms that it will be automatically and unconditionally released and discharged upon

•	any sale, transfer or exchange to any Person that is not our Affiliate, of all of our Capital Stock in that Restricted Subsidiary, if the transfer is not prohibited by the indenture,

•	the merger of that Restricted Subsidiary into XTO Energy or any other Restricted Subsidiary, or the liquidation and dissolution of that Restricted Subsidiary, in either case, if not prohibited by the indenture, or

•	the release or discharge, other than through payment, of all guarantees by that Restricted Subsidiary of any Indebtedness other than its obligations under the indenture, and after giving effect to the proposed release and discharge, the aggregate total combined assets of all Restricted Subsidiaries that are not Subsidiary Guarantors (exclusive of intercompany receivables and liabilities due from us and assets subject to a Sale/Leaseback Transaction treated as an operating lease in our consolidated financial statements) do not exceed the greater of $50,000,000 and 5% of Adjusted Consolidated Net Tangible Assets.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.    The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

•	pay dividends or make any other distributions on its Capital Stock to us or any Restricted Subsidiary,

•	pay any Indebtedness owed to us or any Restricted Subsidiary,

•	make an Investment in us or any Restricted Subsidiary or

•	transfer any of its properties or assets to us or any Restricted Subsidiary.

This restriction does not apply to encumbrances or restrictions

•	under an agreement in effect or entered into on the Issue Date,

•	under any agreement or other instrument of a Person acquired by us or any Restricted Subsidiary in existence at the time of acquisition (but not created in contemplation of the acquisition) that applies only to the property or assets of the Person so acquired, or

•	existing under any agreement that extends, renews, refinances or replaces the agreements containing those restrictions on terms not materially less favorable to the noteholders than those under the agreement so extended, renewed, refinanced or replaced.

Limitation on Sale/Leaseback Transactions.    The indenture provides that XTO Energy may not enter into a Sale/Leaseback Transaction with any Person (other than XTO Energy or any Wholly Owned Restricted Subsidiary) or permit any Restricted Subsidiary to do so unless (1) we or our Restricted Subsidiary, at the date of determination, would be able to incur Indebtedness secured by a Lien on the Property subject to that transaction without equally and ratably securing the notes or (2) within six months after the transaction we apply an amount equal to the Attributable Indebtedness of the transaction in the manner and to extent that we must apply Net Cash Proceeds under the “Limitation on Disposition of Proceeds of Asset Sales” covenant.

Limitation on Conduct of Business.    The indenture provides that neither XTO Energy nor any Restricted Subsidiary may engage in the conduct of any business other than the Oil and Gas Business, except that XTO Energy and our Restricted Subsidiaries may engage in any business other than the Oil and Gas Business if consolidated assets of XTO Energy and our Restricted Subsidiaries used in such business do not exceed, at any time, 10% of Adjusted Consolidated Net Tangible Assets.

Reports.    The indenture requires that we file on a timely basis with the SEC, to the extent such filings are accepted by the SEC and whether or not we have a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to Section 13 or 15(d) of the Exchange Act. We also will be required

•	to file with the trustee copies of those reports and documents within 15 days after the date on which we file them with the SEC or the date on which we would be required to file them if we were so required and

•	to furnish at our cost copies of reports and documents to any noteholder promptly upon written request, whether or not we file any reports or documents with the SEC.

Covenant Termination.    The indenture provides that in the event that the rating assigned to the notes by each of S&P and Moody’s is an Investment Grade rating and no Default has occurred and is continuing under the indenture, upon notice to the trustee under the indenture, XTO Energy and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the following captions:

•	“—Limitation on Indebtedness” beginning on page 30;

•	“—Limitation on Restricted Payments” beginning on page 31;

•	“—Limitation on Transactions with Affiliates” on page 34;

•	“—Limitation on Disposition of Proceeds of Asset Sales” beginning on page 35, except for purposes of the “Limitation on Sale/Leaseback Transactions” covenant described on page 37;

•	“—Limitation on Non-Guarantor Restricted Subsidiaries” beginning on page 36;

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” on page 37; and

•	“—Limitation on Conduct of Business” on page 37

(collectively, the “Terminated Covenants”). XTO Energy will remain subject to the provisions of the indenture described under the following captions:

•	“—Limitation on Liens” on page 31;

•	“—Change of Control” on page 34;

•	“—Limitation on Sale/Leaseback Transactions” on page 37;

•	“—Reports” on page 37; and

•	“—Merger, Consolidation and Sale of Assets” on page 39, except for the condition described in clause (3) under that caption.

After termination of the Terminated Covenants, for purposes of complying with the “Limitation on Liens” covenant, the Liens described in clauses (24) and (28) of the definition of “Permitted Liens” beginning on page 56 will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of our Adjusted Consolidated Net Tangible Assets. Once effective, this 10% limitation on Permitted Liens will continue to apply during any later period in which the notes do not have an Investment Grade rating by both rating agencies.

Future Designation of Restricted and Unrestricted Subsidiaries.    The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by our designation of any existing or future Subsidiary as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any of our Subsidiaries, unless the Subsidiary is an oil and gas royalty trust that meets the conditions for designation as an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the indenture. The definition of “Unrestricted Subsidiary” set forth on page 60 describes the conditions and circumstances under which a future Subsidiary may be designated as an Unrestricted Subsidiary by the Board of Directors.

Merger, Consolidation and Sale of Assets

We will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any Person or group of Affiliated Persons, unless at the time and after giving effect thereto

(1)  either (A) if the transaction or transactions is a merger, we are the surviving Person of such merger, or (B) the Person formed by such consolidation or into which we are merged or to which our properties and assets are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under, the laws of the United States, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the indenture executed and delivered to the trustee, in form satisfactory to the trustee, all our obligations under the notes and the indenture, and, in each case, the indenture shall remain in full force and effect;

(2)  immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously our obligation or an obligation of any Restricted Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)  except in the case of the consolidation or merger of any Restricted Subsidiary with or into us, immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), we (or the Surviving Entity if we are not the continuing obligor under the indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the “Limitation on Indebtedness” covenant described above at page 30;

(4)  if we are not the Surviving Entity, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the indenture confirmed that its Subsidiary Guarantee of the notes shall apply to such Person’s obligations under the indenture and the notes; and

(5)  if any of the properties or assets of us or any Restricted Subsidiary would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant described above at page 31.

In connection with any consolidation, merger, transfer, lease or other disposition, the Surviving Entity will deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture comply with the requirements under the indenture and an opinion of counsel stating that the requirements of clause (1) of the preceding paragraph have been complied with. Upon any consolidation or merger or any sale, assignment, transfer, lease or other disposition of all or substantially all of our assets in accordance with the foregoing, in which we are not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, XTO Energy under the indenture with the same effect as if such successor corporation had been named as the company therein, and thereafter we, except in the case of a lease, will be discharged from all obligations and covenants under the indenture and the notes.

Events of Default

The following will be “Events of Default” under the indenture with respect to the notes:

(1)  default in the payment of the principal of or premium, if any, on any of the notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control offer or a Net Proceeds Offer, upon acceleration or otherwise;

(2)  default in the payment of any installment of interest on any of the notes, when, it becomes due and payable, and the continuance of such default for a period of 30 days;

(3)  default in the performance or breach of the provisions of the “Merger, Consolidation and Sale of Assets” section of the indenture, the failure to make or consummate a Change of Control offer in accordance with the provisions of the “Change of Control” covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the “Limitation on Disposition of Proceeds of Asset Sales” covenant;

(4)  XTO Energy or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the notes, any Subsidiary Guarantee or the indenture (other than a default specified in clauses (1), (2) or (3) above) for a period of 30 days after written notice of such failure requiring XTO Energy to remedy the same shall have been given

—	to XTO Energy by the trustee or

—	to XTO Energy and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5)  the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, or premium, if any, or interest on any Indebtedness of XTO Energy (other than the notes) or any Restricted Subsidiary for money borrowed when due, or any other default causing acceleration of any Indebtedness of XTO Energy or any Restricted Subsidiary for money borrowed, if the aggregate principal amount of such Indebtedness exceeds $10,000,000; provided that if any such default is cured or waived or any such acceleration rescinded, or such debt is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6)  the commencement of proceedings, or the taking of any enforcement action (including by way of set off), by any holder of at least $10,000,000 in aggregate principal amount of Indebtedness of XTO Energy or any Restricted Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of XTO Energy or any Restricted Subsidiary having a Fair Market Value in excess of $10,000,000 individually or in the aggregate, provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as (a) such rescission does not conflict with any judgment or decree and (b) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness;

(7)  any Subsidiary Guarantee shall for any reason cease to be, or be asserted by XTO Energy or any Subsidiary Guarantor, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release of any such Subsidiary Guarantee in accordance with the indenture);

(8)  certain events giving rise to ERISA liability;

(9)  final judgments or orders rendered against XTO Energy or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either

—	commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or

—	the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(10)  the entry of a decree or order by a court having jurisdiction in the premises

—	for relief in respect of XTO Energy or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or

—	adjudging XTO Energy or any Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of XTO Energy or a Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of XTO Energy or any Restricted Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(11)  the commencement by XTO Energy or any Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by XTO Energy or any Restricted Subsidiary to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by XTO Energy or any Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of XTO Energy or any Restricted Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by XTO Energy or any Restricted Subsidiary in furtherance of any such action.

If any Event of Default described in clause (10) or (11) above occurs, then the notes will be due and payable automatically. If any other Event of Default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all the notes to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the holders of a majority in principal amount of the outstanding notes may, under certain circumstances, rescind that acceleration. Depending on the terms of our other indebtedness outstanding from time to time, an Event of Default may give rise to cross defaults on our other indebtedness.

Within 60 days after the occurrence of a Default under the notes, the trustee is obligated to give the holders notice of all uncured and unwaived Defaults known to it. Except in the case of a payment Default, the trustee need not provide a notice of Default if the trustee in good faith determine that withholding the notice is in the interest of those holders. In the case of a payment Default under other Indebtedness for money borrowed exceeding $10,000,000, however, notice will not be given until at least 60 days after the occurrence of that payment Default.

The trustee is required, in case of an Event of Default, to exercise its rights and powers under the indenture and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in conducting the person’s own affairs. The holders of a majority in principal amount of the outstanding notes have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on the trustee. Subject to the duty of the trustee to act with the requisite standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes unless they have offered to the trustee reasonable security or indemnity.

No holder of notes will have any right to institute any proceeding, except a suit to enforce payment of interest and principal then due, for any other remedy or otherwise under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of the notes have made written request to the trustee to institute the proceeding and have offered the trustee reasonable indemnity in its compliance with the request;

•	the trustee failed to institute the requested proceeding for 60 days after receipt of the written request; and

•	the trustee did not receive during that 60-day period inconsistent directions from holders of a majority in principal amount of the notes.

Each quarter we are required to furnish to the trustee a statement as to the performance by us of our obligations under the indenture and as to any default in that performance.

Amendments and Waivers

From time to time, we, the Subsidiary Guarantors, if any, and the trustee may, without the consent of the noteholders, amend, waive or supplement the indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies in, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any noteholder. Other amendments and modifications of the indenture or the notes may be made by us, any Subsidiary Guarantors and the trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

•	change the Stated Maturity of the principal of, or any installment of interest on any note,

•	reduce the principal amount of, or premium, if any, or interest on any note,

•	change the coin or currency of payment of principal of, or premium, if any, or interest on, any note,

•	impair the right to institute suit for the enforcement of any payment on any note,

•	reduce the above-stated percentage of aggregate principal amount of outstanding notes necessary to modify or amend the indenture,

•	reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

•	modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified,

•	modify any provision of the indenture relating to the Subsidiary Guarantees in a manner adverse to the noteholders, or

•	amend, change or modify the obligation of XTO Energy to make and consummate a Change of Control offer in the event of a Change of Control or make and consummate the Net Proceeds offer with respect to any Asset Sale or modify any of the applicable provisions or definitions.

The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal, or premium, if any, or interest on the notes or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

Legal Defeasance and Covenant Defeasance

The notes will be subject to legal defeasance and covenant defeasance as described in the indenture. If we deposit with the trustee funds or government obligations sufficient to make payments of the notes on the dates those payments are due and satisfy other specified conditions, then, at our option, either of the following will occur:

•	we will be discharged from our obligations under the notes except for certain obligations to register the transfer or exchange of the notes, replace stolen, lost or mutilated notes, maintain paying agencies and hold moneys for payment in trust; or

•	we will be released from our obligations to comply with certain covenants relating to the notes.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes. If we elect the first alternative above, that opinion of counsel must be based upon a ruling from the IRS or a change in law.

If we exercise our legal defeasance option or our covenant defeasance option, any Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) when

•	either (1) all the notes previously authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid) have been delivered to the trustee for cancellation or (2) all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and satisfactory arrangements have been made to pay them,

•	we have paid all other sums payable under the indenture by us and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel satisfactory to the trustee, which, taken together, state that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee

The trustee under the indenture is The Bank of New York. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only the duties that are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 contain limitations on the rights of the trustee, should it become a creditor of XTO Energy, to obtain payment of claims in certain cases or to realize on certain property received by it on any such claims, as security or otherwise. The trustee is permitted to engage in other transaction; but if it acquires any conflicting interest and a Default occurs it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

The Bank of New York is also the trustee under indentures for our senior subordinated notes and our 7 1/2% senior notes. In accordance with the Trust Indenture Act of 1939, should a default occur with respect to either the notes offered through this document or our senior subordinated notes, The Bank of New York would be required to resign as trustee under either the indenture governing these notes or the subordinated note indenture within 90 days of the default unless the default were cured, waived or otherwise eliminated.

Governing Law

The indenture, the notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York, except to the extent the Trust Indenture Act is applicable.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (1) assumed in connection with as Asset Acquisition from such Person, (2) outstanding at the time such Person becomes a Subsidiary of any other Person (other than Indebtedness incurred in connection with, or in contemplation of, the Asset Acquisition or the Person becoming a Subsidiary) or (3) any renewals, extensions, substitutions, refinancings or replacements of any of that Indebtedness described in clauses (1) and (2), including successive refinancings, so long as

•	any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by XTO Energy as necessary to accomplish such refinancing, plus the amount of expenses of XTO Energy incurred in connection with such refinancing, and

•	in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the notes at least to the same extent as the Indebtedness being refinanced and

•	such new Indebtedness has an Average Life longer than the Average Life of the notes and a final Stated Maturity later than the final Stated Maturity of the notes.

“Adjusted Consolidated Net Tangible Assets” means, as of the date of determination,

(a)  the sum of:

•	discounted future net revenues from proved oil and natural gas reserves of XTO Energy and our Restricted Subsidiaries (including oil and natural gas reserves owned by an oil and gas royalty trust and attributable to XTO Energy or a Restricted Subsidiary by virtue of its ownership of Capital Stock of such royalty trust) calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of XTO Energy’s most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from

—	estimated proved oil and natural gas reserves acquired since the date of such year-end reserve report, and

—	estimated oil and natural gas reserves attributable to upward revisions of estimates of proved oil and natural gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from

—	estimated proved oil and natural gas reserves produced or disposed of since the date of such year-end reserve report and

—	estimated oil and natural gas reserves attributable to downward revisions of estimates of proved oil and natural gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

(all such increases and decreases shall be as estimated by XTO Energy’s petroleum engineers),

•	the capitalized costs attributable to our Oil and Gas Properties and those of our Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on XTO Energy’s books and records as of a date no earlier than the date of its most recent annual or quarterly financial statements;

•	the Net Working Capital on a date no earlier than the date of XTO Energy’s latest quarterly or annual financial statements; and

•	the greater of the net book value on a date no earlier than the date of XTO Energy’s latest quarterly or annual financial statements or the appraised value, as estimated by independent appraisers, of our other tangible assets and those of our Restricted Subsidiaries (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) as of a date no earlier than the date of XTO Energy’s latest audited financial statements, minus (b) the sum of:

•	minority interests (other than a minority interest in a Subsidiary that is a business trust or similar entity that is formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to XTO Energy or a Restricted Subsidiary);

•	any net gas balancing liabilities of XTO Energy and our Restricted Subsidiaries reflected in XTO Energy’s latest audited financial statements;

•	to the extent included in our reserves, the discounted future net revenues, calculated in accordance with SEC guidelines (using prices utilized in our year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of XTO Energy and our Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

•	the discounted future net revenues, calculated in accordance with SEC guidelines, (using prices utilized in our year-end reserve report), attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in our reserve report, would be necessary to fully satisfy the payment obligations of XTO Energy and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If XTO Energy changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if we were still using the successful efforts method of accounting.

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the Properties of such Subsidiary Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guarantee of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person. No Person shall be deemed an Affiliate of an oil and gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

“Asset Acquisition” means

•	an Investment by XTO Energy or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into XTO Energy or any Restricted Subsidiary or

•	the acquisition by XTO Energy or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to a Person other than us or any of our Restricted Subsidiaries (including, without limitation, by way of a Production Payment or by way of merger or consolidation) (collectively, a “transfer”) directly or indirectly, in one or a series of related transactions, of:

•	any Capital Stock of any Restricted Subsidiary held by XTO Energy or any Restricted Subsidiary;

•	all or substantially all of the properties and assets of any division or line of business of XTO Energy or any of our Restricted Subsidiaries; or

•	any other properties or assets of XTO Energy and our Restricted Subsidiaries other than any abandonment, farm-in, farm-out, lease or sublease of any Oil and Gas Properties in the ordinary course of business or any disposition of hydrocarbons or other mineral products in the ordinary course of business.

The term “Asset Sale”, however, does not include:

•	any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets”;

•	any transfer of property or assets to an Unrestricted Subsidiary, if made in compliance with the provisions described under “Certain Covenants—Limitation on Restricted Payments”;

•	any trade or exchange of Oil and Gas Properties or Capital Stock in any corporation or royalty trust in the Oil and Gas Business owned by XTO Energy or any Restricted Subsidiary for Oil and Gas Properties owned or held by another Person, so long as

—

the Fair Market Value of the Properties or Capital Stock traded or exchanged by XTO Energy or such Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such Fair Market Value, to be delivered by XTO Energy or such Restricted Subsidiary) is reasonably equivalent to the Fair Market Value of the Properties (together with any cash or Cash Equivalents, not to exceed 15% of such Fair Market Value) to be received by XTO Energy or such Restricted Subsidiary as determined in good faith by (A) any officer of XTO Energy if such Fair Market Value is less than $5,000,000 and (B) the Board of Directors as evidenced by a Board Resolution delivered to the trustee if such Fair Market Value is equal to or in excess of $5,000,000, provided that if such resolution indicates that such Fair Market Value is equal to or in excess of $10,000,000 such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a specialty in Oil and Gas Properties, and

—	such exchange is approved by a majority of the Disinterested Directors of the Company;

•	a Sale/Leaseback Transaction that complies with the “Limitation on Sale/Leaseback Transactions” covenant; or

•	any transfer of properties or assets having a Fair Market Value of less than $2,000,000.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates to such date of determination at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the “net amount of rent” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease, which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (1) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (2) the amount of each such principal payment by (b) the sum of all such principal payments.

“Board of Directors” means, with respect to XTO Energy, either the board of directors of XTO Energy or any duly authorized committee of such board of directors, and, with respect to any Restricted Subsidiary, either the board of directors of such Restricted Subsidiary or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of XTO Energy to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification, and delivered to the trustee, and with respect to a Restricted Subsidiary, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Restricted Subsidiary to have been duly adopted by its Board of Directors and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Capital Stock” means with respect to any Person, any and all shares, units of beneficial interest (including of a royalty trust), interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into an equity interest in such Person.

“Cash Equivalents” means:

(1)  Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any of its agencies or instrumentalities (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2)  demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, having combined capital and surplus and undivided profits of not less than $500,000,000;

(3)  commercial paper with a maturity of 365 days or less issued by a corporation that is not our Affiliate and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause of this definition entered into with any commercial bank meeting the specifications of the second clause of this definition; and

(5)  overnight bank deposits and bankers’ acceptances at any commercial bank meeting the qualification specified in clause (2) of this definition.

“Change of Control” means the occurrence of any of the following events:

(1)  any “person” or “group” (as those terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of XTO Energy;

(2)  XTO Energy, either individually or in conjunction with one or more Restricted Subsidiaries, sells, conveys, transfers or leases, or the Restricted Subsidiaries sell, convey, transfer or lease all or substantially all of the assets of XTO Energy and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries to any Person (other than XTO Energy or a Wholly Owned Restricted Subsidiary);

(3)  during any consecutive two-year period, individuals who at the beginning of that period constituted the Board of Directors of XTO Energy (together with any new directors whose election or nomination for election by the stockholders was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of XTO Energy then in office; or

(4)  the liquidation or dissolution of XTO Energy.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of

•	the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of XTO Energy and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to

•	the sum of such Consolidated Interest Expense for such period;

provided that (1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the “Limitation on Indebtedness” covenant and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (2) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the “Limitation on Indebtedness” covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (3) notwithstanding clauses (1) and (2) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements and (4) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including franchise taxes based on income) of XTO Energy and our Restricted Subsidiaries for that period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

•	interest expense of XTO Energy and our Restricted Subsidiaries for that period as determined on a consolidated basis in accordance with GAAP, including

•	any amortization of debt discount,

•	the net cost under Interest Rate Protection Obligations (including any amortization of discounts),

•	the interest portion of any deferred payment obligation,

•	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and

•	all accrued interest, in each case to the extent attributable to such period.

•	if any Indebtedness of any Person (other than XTO Energy or a Restricted Subsidiary) that is guaranteed by XTO Energy or any Restricted Subsidiary, is in default, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to the period;

•	the aggregate amount of the interest component of capitalized lease obligations paid, accrued and/or scheduled to be paid or accrued by XTO Energy and our Restricted Subsidiaries during that period as determined on a consolidated basis in accordance with GAAP; and

•	the aggregate amount of dividends paid or accrued on our Redeemable Capital Stock that is owned by Persons other than Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of XTO Energy and our Restricted Subsidiaries as determined in accordance with GAAP, adjusted by excluding:

•	net after-tax extraordinary gains or losses (less related fees or expenses);

•	net after-tax effect of changes on or after January 1, 2001 in accounting principles;

•	net after-tax gains or losses (less related fees or expenses) attributable to Asset Sales;

•	the net income (or net loss) of any Person (other than XTO Energy or any of its Restricted Subsidiaries or any oil and gas royalty trust) in which XTO Energy or any of its Restricted Subsidiaries has an ownership interest except to the extent of the amount of dividends or other distributions actually paid to XTO Energy or our Restricted Subsidiaries by such other Person during such period (regardless whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period);

•	the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

•	income resulting from transfers of assets received by XTO Energy or any Restricted Subsidiary from an Unrestricted Subsidiary;

•	any write-downs of non-current assets; provided that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and

•	any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133).

“Consolidated Non-cash Charges “ means, for any period, the aggregate depreciation, depletion, amortization (including amortization of capitalized debt issuance costs), impairment and other non-cash expenses (including any exploration expense) of XTO Energy and its Restricted Subsidiaries reducing Consolidated Net Income for that period, determined on a consolidated basis in accordance with GAAP.

“Default” means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of XTO Energy is required to deliver a resolution of the Board of Directors under the indenture, a member of the Board of Directors of XTO Energy who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of XTO Energy) in or with respect to such transaction or series of transactions.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor act thereto.

“Existing Subordinated Notes” means all or any of XTO Energy’s 8 3/4% Senior Subordinated Notes due 2009 issued in the original aggregate principal amount of $175,000,000 and outstanding at the Issue Date.

“Fair Market Value” means the fair market value of a Property (including Capital Stock) or Redeemable Capital Stock as determined by a Board Resolution of XTO Energy adopted in good faith, which determination shall be conclusive for purposes of the indenture; provided that unless otherwise specified in the indenture, the Board of Directors shall be under no obligation to obtain any valuation or assessment from any investment banker, appraiser or other third party.

“GAAP” means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the indenture.

“Guarantee” means, as applied to any obligation:

•	a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) of any part or all of that obligation; and

•	an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of that obligation, including the payment of amounts drawn down by letters of credit.

“Indebtedness” means, with respect to any Person:

(1)  all liabilities of that Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including all obligations, contingent or otherwise, of such Person in connection with any letter of credit, bankers’ acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if and to the extent that any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)  all obligations of that Person evidenced by bonds, notes, debentures or other similar instruments, if and to the extent that any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3)  all Indebtedness of that Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by that Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(4)  all capitalized lease obligations of that Person;

(5)  the Attributable Indebtedness (in excess of any related capitalized lease obligations) related to any Sale/Leaseback Transaction of such Person unless the Sale/Leaseback Transaction has been entered into in reliance upon and complies with the “Limitation on Sale/Leaseback Transactions” covenant;

(6)  all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including accounts and contract rights) owned by that Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation secured);

(7)  all Guarantees by that Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment);

(8)  all Redeemable Capital Stock of that Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

(9)  all obligations of that Person under currency exchange contracts, Interest Rate Protection Obligations and Oil and Gas Hedging Contracts; and

(10)  any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to above.

The “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the “maximum fixed repurchase price” shall be the book value of such Redeemable Capital Stock. Subject to clause (7) above, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and includes interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries’ exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to or any purchase or acquisition by that Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time it becomes an Unrestricted Subsidiary shall be deemed to be an “Investment” made by XTO Energy in such Unrestricted Subsidiary at such time. “Investments” do not include

•	extensions of trade credit on commercially reasonable terms in accordance with normal trade practices,

•	Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness” covenant, but only to the extent that the notional principal amount of the Interest Rate Protection Obligations does not exceed 105% of the principal amount of the Indebtedness to which the Interest Rate Protection obligations relate and

•	bonds, notes, debentures or other securities or evidences of Indebtedness received in compliance with the “Limitation on Disposition of Proceeds of Asset Sales” covenant.

“Investment Grade” means a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P.

“Issue Date” means the first day on which XTO Energy issues notes under the indenture. The indenture will be dated as of the Issue Date.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities of an issuer that is not an Affiliate of XTO Energy, that are publicly traded on a national securities exchange or the Nasdaq Stock Market and upon which XTO Energy or any Restricted Subsidiary has no selling restrictions. XTO Energy or any Restricted Subsidiary shall not be deemed to have selling restrictions on any securities under the Securities Act of 1933 if it has registration rights for those securities.

“Make-Whole Amount” with respect to a note means an amount equal to the excess, if any, of (1) the present value of the remaining interest, premium and principal payments due on such note (excluding any portion of such payments of interest accrued as of the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the outstanding principal amount of such note. “Treasury Rate” is defined as the yield to maturity (calculated on semi-annual bond-equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (510), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the notes; provided that if the Make-Whole Average Life of such note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Make-Whole Average Life” means the number of years (calculated to the nearest one-twelfth) between the date of redemption and the Stated Maturity of the notes.

“Make-Whole Price” means the sum of the outstanding principal amount of the notes to be redeemed plus the Make-Whole Amount of those notes.

“Maturity” means, with respect to any note, the date on which any principal of such note becomes due and payable, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the sale proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to XTO Energy or any Restricted Subsidiary), net of:

•	brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to the Asset Sale,

•	provisions for all taxes payable as a result of the Asset Sale,

•	amounts required to be paid to any Person (other than XTO Energy or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

•	appropriate amounts to be provided by XTO Energy or a Restricted Subsidiary as a reserve required in accordance with GAAP consistently applied against any liabilities associated with the Asset Sale and retained by XTO Energy or any Restricted Subsidiary after the Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee; provided that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

“Net Working Capital” means all current assets of XTO Energy and our Restricted Subsidiaries, minus all current liabilities of XTO Energy and our Restricted Subsidiaries, except current liabilities included in Indebtedness, all as set forth in our financial statements prepared in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of XTO Energy or a Restricted Subsidiary incurred in connection with the acquisition by XTO Energy or a Restricted Subsidiary of any property or assets and as to which (1) the holders of that Indebtedness agree that they will look solely to the Property securing the Indebtedness for payment of that Indebtedness and (2) no default with respect to the Indebtedness would permit (after notice or passage of time or both), according to its terms any holder of any Indebtedness of XTO Energy or a Restricted Subsidiary to declare a default on the Indebtedness or cause payment to be accelerated or payable prior to its stated maturity.

“Oil and Gas Business” means:

•	the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon Properties,

•	the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from those interests or Properties,

•	any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, natural gas and other minerals and products produced in association with oil, natural gas and other minerals, and

•	any activity necessary, appropriate or incidental to the activities described above.

“Oil and Gas Hedging Contracts” means any arrangements or agreements designed to provide protection against price fluctuations of oil, natural gas or other commodities.

“Oil and Gas Property” means any Property or interest in Property used or useful in the Oil and Gas Business.

“Pari Passu Indebtedness” means any Indebtedness that is pari passu in right of payment with the notes.

“Permitted Indebtedness” means any of the following:

(1)  Indebtedness of XTO Energy under one or more bank credit or revolving credit facilities in an aggregate principal amount at any one time outstanding under this clause not to exceed the greater of (A) $850,000,000 and (B) the sum of (x) $400,000,000 and (y) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (plus interest and fees under such facilities), less any amounts derived from Asset Sales and applied to the required permanent reduction of Pari Passu Indebtedness (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the “Limitation on Disposition of Proceeds from Asset Sales” covenant (the “Maximum Credit Amount”) (with the Maximum Credit Amount to be an aggregate maximum amount for XTO Energy and all Restricted Subsidiaries pursuant to the first clause of the definition of “Permitted Subsidiary Indebtedness”), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each a “refinancing”) by XTO Energy, including any successive refinancings by XTO Energy, so long as the aggregate principal amount of any new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (and the first clause of the definition of “Permitted Subsidiary Indebtedness”), does not at any one time exceed the Maximum Credit Amount;

(2)  Indebtedness of XTO Energy under the outstanding notes and the new notes;

(3)  Indebtedness of XTO Energy outstanding on the date of the indenture (and not repaid or defeased with the proceeds of the notes);

(4)  obligations of XTO Energy pursuant to Interest Rate Protection Obligations that do not exceed 105% of the aggregate principal amount of the Indebtedness covered and obligations under currency exchange contracts and Oil and Gas Hedging Contracts entered into in the ordinary course of business;

(5)  Indebtedness of XTO Energy to any Restricted Subsidiaries;

(6)  in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(7)  Indebtedness under bid, performance or surety bonds issued for the account of XTO Energy or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety or other reimbursement obligations (in each case other than an obligation for borrowed money);

(8)  any renewals, extensions, substitutions, refinancings or replacements (a “refinancing”) by XTO Energy of any Indebtedness of XTO Energy incurred in compliance with clauses (x) and (y) described in the “Limitation on Indebtedness” covenant or pursuant to clauses (2), (3), (8) or (10) of this definition, including any successive refinancings by XTO Energy, so long as

—	any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by XTO Energy as necessary to accomplish such refinancing, plus the amount of expenses of XTO Energy incurred in connection with such refinancing,

—	in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the notes at least to the same extent as the Indebtedness being refinanced and

—	such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

(9)  Non-Recourse Indebtedness;

(10)  Purchase Money Indebtedness of XTO Energy, including any refinancings pursuant to clause (8) of this definition, which when added to Purchase Money Indebtedness of all Restricted Subsidiaries pursuant to clause (11) of the definition of Permitted Subsidiary Indebtedness does not exceed $50,000,000 in aggregate principal amount; and

(11)  other Indebtedness not in excess of $50,000,000.

“Permitted Investments” means any of the following:

(1)  Investments in Cash Equivalents;

(2)  Investments in XTO Energy or any of our Restricted Subsidiaries;

(3)  Investments in an amount not to exceed 10% of Adjusted Consolidated Net Tangible Assets as of the date of the making or incurrence of such Permitted Investment at any one time outstanding;

(4)  Investments by XTO Energy or our Restricted Subsidiaries in another Person, if as a result of such Investment such other Person (A) becomes our Restricted Subsidiary or (B) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, XTO Energy or a Restricted Subsidiary;

(5)  entry into operating agreements, joint ventures, partnership agreements, limited liability company agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, or arrangements, and associated Investments, contributions of Property and expenditures, pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6)  entry into any Oil and Gas Hedging Contracts in the ordinary course of business;

(7)  Investments in Capital Stock of any oil and gas royalty trust;

(8)  entry into a joint venture or partnership agreement in connection with ownership and operation of office and building real estate and related assets and contribution of assets to that entity; or

(9)  loans and advances to employees of XTO Energy or our Restricted Subsidiaries in an amount not exceeding $2,000,000 in the aggregate outstanding at any one time.

“Permitted Liens” means the following types of Liens:

(1)  Liens existing on the Issue Date;

(2)  Liens securing the notes;

(3)  Liens in favor of XTO Energy or a Subsidiary Guarantor;

(4)  Liens securing refinancings (as defined in clause (8) of the definition of Permitted Indebtedness) of secured Indebtedness so long as such Liens extend only to cover the property or assets currently securing the Indebtedness being refinanced;

(5)  Liens for taxes, assessments and governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which XTO Energy or our Restricted Subsidiaries shall have set aside on our books such reserves as may be required pursuant to GAAP;

(6)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith and as to which XTO Energy or our Restricted Subsidiaries shall have set aside on our books such reserves as may be required pursuant to GAAP;

(7)  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations (excluding obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, or instruments related to the ownership, exploration and production of oil, natural gas and minerals on state, federal or foreign lands or waters);

(8)  judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(9)  easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of our business or the business of any of our Restricted Subsidiaries;

(10)  any interest or title of a lessor under any capitalized lease obligation or operating lease;

(11)  Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of XTO Energy or any Restricted Subsidiary;

(12)  Liens securing obligations under Oil and Gas Hedging Contracts;

(13)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)  Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and related products and proceeds;

(15)  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of XTO Energy or our Restricted Subsidiaries relating to such property or assets;

(16)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

(17)  Liens securing Interest Rate Protection Obligations that relate to Indebtedness that is secured by Liens otherwise permitted under the indenture;

(18)  Liens on properties to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation of those properties;

(19)  Liens on pipeline or pipeline facilities which arise by operation of law;

(20)  Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and natural gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(21)  Liens reserved in oil, natural gas and mineral leases for bonus or rental payments, and for compliance with the terms of those leases;

(22)  Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title, which in each case were not incurred or created to secure the payment of borrowed money or the deferred purchase price of Property and services, and in the aggregate do not materially adversely affect the value of the Properties of XTO Energy and our Restricted Subsidiaries, taken as a whole, or materially impair the use of such Properties for the purposes for which such Properties are held;

(23)  Liens securing Non-Recourse Indebtedness, provided that the related Non-Recourse Indebtedness shall not be secured by any property or assets of XTO Energy or any Restricted Subsidiary other than the property and assets acquired with the proceeds of such Non-Recourse Indebtedness;

(24)  Liens securing Indebtedness incurred under one or more bank credit or revolving credit facilities in compliance with the “Limitation on Indebtedness” covenant, including Indebtedness incurred in accordance with clause (1) of the definition of “Permitted Indebtedness” and/or clause (1) of the definition of “Permitted Subsidiary Indebtedness”;

(25)  (A)  Liens upon any Property of any Person existing at the time of such Person’s acquisition by XTO Energy or a Restricted Subsidiary, (B) Liens upon any Property of a Person existing at the time such Person is merged or consolidated with XTO Energy or any Restricted Subsidiary or existing at the time of the sale or transfer of any such Property of such Person to XTO Energy or any Restricted Subsidiary, or (C) Liens upon any Property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided that in each case such Lien has not been created in contemplation of such sale, merger or consolidation, transfer or acquisition and that no such Lien shall extend to or cover any Property of XTO Energy or any Restricted Subsidiary other than the Property being acquired and improvements thereon;

(26)  purchase money Liens granted or assumed in connection with the acquisition of assets in the ordinary course of business and consistent with past practices; provided that (A) such Liens attach only to the property so acquired with the Purchase Money Indebtedness secured and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets;

(27)  other Liens of XTO Energy that, at the date incurred, when taken together with all other Liens previously incurred in reliance upon this clause, secure Indebtedness in an aggregate principal amount not in excess of 10% of Adjusted Consolidated Net Tangible Assets; and

(28)  any Lien that is deemed to arise as the result of the sale or transfer of a Production Payment that does not involve the creation of a guaranty of the type described in clause (7) of the definition of Indebtedness.

“Permitted Subsidiary Indebtedness” means any of the following:

(1)  Indebtedness of any Restricted Subsidiary under one or more bank credit or revolving credit facilities and “refinancings” in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and XTO Energy, pursuant to clause (1) of the definition of “Permitted Indebtedness”);

(2)  Indebtedness of any Restricted Subsidiary outstanding on the Issue Date;

(3)  obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations that do not exceed 105% of the aggregate principal amount of the Indebtedness covered by those Interest Rate Protection Obligations, and obligations under any Oil and Gas Hedging Contracts entered into by any Restricted Subsidiary in the ordinary course of business;

(4)  the Subsidiary Guarantees (and any assumption of the guaranteed obligations);

(5)  Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Permitted Indebtedness of the type described in clause (1) of the definition of “Permitted Indebtedness”;

(6)  in-kind obligations relating to net gas balancing positions arising in the ordinary course of business consistent with past practice;

(7)  Indebtedness under bid, performance or surety bonds or other reimbursement obligations issued for the account of any Restricted Subsidiary in the ordinary course of business (including guarantees and letters of credit supporting such bid, performance, surety bonds or other reimbursement obligations for borrowed money);

(8)  Indebtedness of any Restricted Subsidiary to any other Restricted Subsidiary or to XTO Energy;

(9)  Indebtedness relating to guarantees by any Restricted Subsidiary permitted to be incurred pursuant to paragraph (a) of the “Limitation on Non-Guarantor Restricted Subsidiaries” covenant;

(10)  Non-Recourse Indebtedness;

(11)  Purchase Money Indebtedness of any Restricted Subsidiary which, when added to Purchase Money Indebtedness of all other Restricted Subsidiaries under this clause, including refinancings of any of such Purchase Money Indebtedness pursuant to the following clause, and Purchase Money Indebtedness of XTO Energy under clause (10) of the definition of Permitted Indebtedness, including refinancings of that Purchase Money Indebtedness pursuant to clause (8) of the definition of Permitted Indebtedness, does not exceed $50,000,000 in aggregate principal amount;

(12)  any renewals, extensions, substitutions, refinancings or replacements (a “refinancing”) by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary incurred in compliance with the Consolidated Fixed Coverage Ratio requirement in the “Limitation on Indebtedness” covenant or pursuant to clauses (2) or (11) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount to be due and payable upon a declaration of acceleration, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing and (B) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced; and

(13)  other Indebtedness of the Restricted Subsidiaries in an aggregate principal amount not in excess of $50,000,000 at any one time outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any governmental agency or political subdivision.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, including all classes and series of preferred or preference stock of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in any other Person.

“Public Market” exists at any time with respect to our Qualified Capital Stock if it is then (1) registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act and (2) traded either on a national securities exchange or on the Nasdaq Stock Market.

“Purchase Money Indebtedness” means Indebtedness incurred in connection with the purchase of assets in the ordinary course of business; provided that such Indebtedness is incurred within 180 days of the purchase of such assets and the principal amount does not exceed 100% of the purchase price of the assets acquired.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualified Redemption Transaction” means a call for redemption of any Capital Stock or Subordinated Indebtedness (including any Subordinated Indebtedness accounted for as a minority interest of XTO Energy that is held by a Subsidiary that is a business trust or similar entity formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to XTO Energy or a Restricted Subsidiary) that by its terms is convertible into common stock of XTO Energy if on the date of notice of such call for redemption (1) a Public Market exists in the shares of common stock of XTO Energy and (2) the average closing price on the Public Market for shares of common stock of XTO Energy for the 20 trading days immediately preceding the date of notice exceeds 120% of the conversion price per share of common stock of XTO Energy issuable upon conversion of the Capital Stock or Subordinated Indebtedness called for redemption.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by XTO Energy (as evidenced by a Board Resolution of XTO Energy) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to 91 days after the final Stated Maturity of the notes or is redeemable at the option of its holder at any time prior to 91 days after such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to 91 days after such final Stated Maturity.

“Restricted Subsidiary” means any Subsidiary of XTO Energy, unless that Subsidiary is an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale/Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which properties or assets (except in the case of XTO Energy or any Restricted Subsidiary, any interest in any building or buildings used or intended for use as a corporate headquarters for XTO Energy and its Subsidiaries) are sold or transferred and are thereafter leased back from the purchaser or transferee by such Person or one or more of its Restricted Subsidiaries.

“Stated Maturity” means, when used with respect to any note or related installment of interest, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or installment of interest, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of XTO Energy that is expressly subordinated to the notes, including the Existing Subordinated Notes.

“Subsidiary” means, with respect to any Person, (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, either alone or with one or more of its Subsidiaries or (2) a Person other than a corporation (including any joint venture or any oil and gas royalty trust) in which the owning Person, either alone or with one or more of its Subsidiaries, directly or indirectly, at the date of determination, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees of such Person (or other Persons performing similar functions).

“Subsidiary Guarantee” means any guarantee of the notes by (1) any Subsidiary Guarantor in accordance with the provisions set forth in “—Subsidiary Guarantees of the Notes” and (2) any Restricted Subsidiary in accordance with the provisions set forth in the “Limitation on Non-Guarantor Restricted Subsidiaries” covenant.

“Subsidiary Guarantor” means (1) each of our Restricted Subsidiaries that becomes a guarantor of the notes in compliance with the provisions described under “—Subsidiary Guarantees of the Notes” or the provisions of the “Limitation on Non-Guarantor Restricted Subsidiaries” covenant and (2) each of our Subsidiaries executing a supplemental indenture in which that Subsidiary agrees to be bound by the terms of the indenture and to guarantee the payment of the notes pursuant to the provisions described under “—Subsidiary Guarantees of the Notes.”

“Unrestricted Subsidiary” means (1) any Subsidiary of XTO Energy that our Board of Directors designates as an Unrestricted Subsidiary, Hugoton Royalty Trust and any other oil and gas royalty trust Subsidiary that meets the criteria for designation as an Unrestricted Subsidiary set forth in the next sentence of this definition and (2) any Subsidiary of an Unrestricted Subsidiary. Our Board of Directors may designate any Subsidiary of XTO Energy as an Unrestricted Subsidiary so long as (a) neither we nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of that Subsidiary, (b) no default with respect to any Indebtedness of that Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of other Indebtedness of XTO Energy or any Restricted Subsidiary to declare a default on that other Indebtedness or cause payment to be accelerated or payable prior to its Stated Maturity, (c) neither we nor any Restricted Subsidiary has made an Investment in that Subsidiary unless that Investment was made in accordance with the “Limitation on Restricted Payments” covenant (other than Investments of the type described in clause (4) of the definition of “Permitted Investments”), and (d) the designation shall not result in the creation or imposition of any Lien on any of our Properties or the properties of any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the “Limitation on Liens” covenant); provided that with respect to clause (a), we or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (A) such liability constituted a Permitted Investment or a Restricted Payment permitted by the “Limitation on Restricted Payments” covenant, in each case at the time of incurrence, or (B) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by our Board of Directors shall be evidenced to the trustee by filing a Board Resolution of such designation with the trustee. Our Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to the designation, (1) no Default or Event of Default shall have occurred and be continuing, (2) we could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the “Limitation on Indebtedness” covenant and (3) if any of our Properties or Properties of any Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of the Lien is in compliance with the “Limitation on Liens” covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of a Person means any class or classes of Capital Stock pursuant to which the holders have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the Person (irrespective of whether or not, at the time, stock of any other class or classes would have voting power by reason of the happening of any contingency).

FEDERAL INCOME TAX CONSIDERATIONS

Federal Income Tax Considerations of the Exchange of Outstanding Notes for New Notes

The following discussion is a summary of certain federal income tax considerations relevant to the exchange of outstanding notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of outstanding notes for new notes should not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

Federal Income Tax Considerations of Owning and Disposing of New Notes

The following discussion summarizes the material U.S. federal income tax considerations and, in the case of a holder that is a non-U.S. holder (as defined below), the U.S. federal estate tax considerations, of acquiring, owning and disposing of the new notes. This discussion applies only to the initial holders of outstanding notes who acquired the notes for a price equal to the issue price of the notes. The issue price of the outstanding notes is the first price at which a substantial amount of the notes was sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. References in this section to notes refers to new notes unless the context requires otherwise.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	other pass-through entities.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any U.S. state or local income or foreign income or other tax consequences. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of acquiring, owning and disposing of new notes as described in this discussion. Before you acquire new notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the new notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of any political subdivision of the U.S., including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

When you sell or otherwise dispose of your notes in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable in the manner described under “ —Payments of Interest”; and

•	your tax basis in the notes.

Your tax basis in your notes generally will equal the amount you paid for the outstanding notes you exchanged. Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the outstanding notes and new notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 20%.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the Internal Revenue Service. In general, “backup withholding” may apply:

•	to any payments made to you of principal of and interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

The applicable backup-withholding rate will be the fourth lowest income tax rate applicable to unmarried individuals for the relevant taxable year. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are not a U.S. holder (as defined above). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the U.S.:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); and

•	you certify as to your foreign status by providing a properly executed Form W-8BEN or appropriate substitute form to:

—	us or our paying agent; or

—	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a U.S. income tax treaty, or you provide us with a properly executed IRS Form W-8 ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the U.S.

U.S. Federal Income Tax

Except for the possible application of U.S. withholding tax (please read “—U.S. Federal Withholding Tax” above) and backup withholding tax (please read “—Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (if, in the case of proceeds representing accrued interest, the conditions described in “—U.S. Federal Withholding Tax” are met) unless:

•	in the case of gain, you are an individual who is present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are present; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, or, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the U.S. and interest, gain or any other income regarding your notes is effectively connected with the conduct of your trade or business, or, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed under the caption “—U.S. Federal Withholding Tax,” if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

U.S. Federal Estate Tax

If you are an individual and are not a U.S. citizen or a resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote; or

•	your interest in the notes is effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—U.S. Federal Withholding Tax” above, and if neither we nor our paying agent has actual knowledge that you are a U.S. holder (as described in “—U.S. Holders” above). We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell your notes though a non-U.S. office of a broker that:

•	is a U.S. person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes;

•	is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business; or

•	is a branch of a foreign bank or insurance company,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

We encourage you to consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the SEC has taken the position in no action letters issued to third parties that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver a prospectus.

If you wish to exchange new notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes offered in this exchange offer will be passed upon for us by Kelly, Hart & Hallman, P.C., Fort Worth, Texas.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2002, incorporated by reference herein have been audited by KPMG LLP, independent public accountants, as indicated in their report relating to those financial statements and are incorporated by reference herein in reliance upon their authority as experts in accounting and auditing.

Our consolidated financial statements as of and for the years ended December 31, 2000 and 2001 incorporated by reference in this prospectus were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are incorporated herein in reliance upon the authority of that firm as experts in accounting and auditing. Subsequent to Arthur Andersen’s completion of our 2001 audit, the firm was convicted of obstruction of justice charges relating to a federal investigation of Enron Corporation, has ceased practicing before the SEC and has liquidated its business. As a result, it is impossible to obtain Arthur Andersen’s consent to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act of 1933. Because Arthur Andersen has not consented to the incorporation by reference of their reports in this prospectus, you would not be able to recover against Arthur Andersen for its liability under Section 11 of the Securities Act in the event of any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

Certain information incorporated by reference in this prospectus regarding estimated quantities of oil and natural gas reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of such firm as experts regarding the matters contained in their report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “XTO.”

This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information about us. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of that document filed as an exhibit to the registration statement.

The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 31, 2003;

•	Current Report on Form 8-K, filed on April 10, 2003 (report dated April 9, 2003);

•	Current Report on Form 8-K, filed on April 14, 2003 (report dated April 14, 2003);

•	Current Report on Form 8-K, filed on April 18, 2003 (report dated April 16, 2003);

•	Current Report on Form 8-K, filed on April 24, 2003 (report dated April 23, 2003);

•	Current Report on Form 8-K, filed on June 3, 2003 (report dated May 30, 2003);

•	Current Report on Form 8-K, filed on June 6, 2003 (report dated June 4, 2003);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 7, 2003; and

•	All other documents filed by us the with SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

As a recipient of this prospectus, you may request a copy of any document we incorporate by reference, except exhibits to the documents that are not specifically incorporated by reference, at no cost to you, by writing or calling us at:

XTO Energy Inc.

Attn: Investor Relations

810 Houston Street

Fort Worth, Texas 76102

(817) 885-2800

You can also request more information regarding the exchange offer or request help in exchanging your notes by contacting the exchange agent at:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street—7 East

New York, New York 10286

Attention: William Buckley

Phone: (212) 815-5788

Fax: (212) 298-1915

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements”. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding:

•	production and cash flows;

•	number and location of planned wells;

•	completion of property acquisitions, including our recently announced pending acquisition;

•	completion of repurchases of XTO Energy common stock;

•	sources of funds necessary to conduct operations and complete acquisitions;

•	acquisition, development and exploration budgets;

•	anticipated oil and natural gas price changes;

•	our hedging activities; and

•	establishing and selling interests in royalty trusts.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They are based on assumptions relating to:

•	the quality of our properties and underlying reserves;

•	our ability to replace reserves;

•	our oil and natural gas production and development expenditures;

•	our potential for growth;

•	the demand for oil and natural gas;

•	our sources of liquidity and bank credit availability;

•	the impact of production imbalances on liquidity;

•	drilling and operating risks;

•	losses possible from pending or future litigation;

•	the likelihood of regulatory approval of our operations;

•	the impact of regulatory compliance;

•	the impact of losing an oil or natural gas purchaser; and

•	the impact of new rules promulgated by the Federal Energy Regulatory Commission.

Risks, uncertainties and other factors may cause our actual results to differ materially from anticipated results expressed or implied by these prospective statements. The most significant of these risks, uncertainties and other factors are discussed under “Risk Factors” beginning on page 6 in this document and in sections of documents we incorporate by reference, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties.” We urge you to carefully consider these factors.

ANNEX A

LETTER OF TRANSMITTAL

To Tender

Outstanding 6¼% Senior Notes due 2013

of

XTO ENERGY INC.

Pursuant to the Exchange Offer and Prospectus dated June 9, 2003

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON July 10, 2003 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY.

The Exchange Agent for the Exchange Offer is:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street – 7 East

New York, New York 10286

Attention: William Buckley

Facsimile: (212) 298-1915

Telephone: (212) 815-5788

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6¼% SENIOR NOTES DUE 2013 (THE “OUTSTANDING NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF NEW 6¼% SENIOR NOTES DUE 2013 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt and review of the Prospectus, dated June 9, 2003 (the “Prospectus”), of XTO Energy Inc., a Delaware corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange its 6¼% Senior Notes due 2013 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 6¼% Senior Notes due 2013 (the “Outstanding Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall notify the Exchange Agent and each registered holder of the Outstanding Notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Outstanding Notes; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.    By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.    By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

3.    You acknowledge that the tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4.    By tendering Outstanding Notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

5.    By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

a.    the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

b.    neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

c.    neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

d.    neither the holder nor any such other person is an “affiliate,” of the Company, as the term “affiliate” is defined in Rule 405 promulgated under the Securities Act.

6.    You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of April 23, 2003 (the “Registration Rights Agreement”), by and among the Company and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Company in writing at 810 Houston Street, Fort Worth, Texas 76102, Attention: General Counsel. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Company, each of the directors of the Company, each of the officers of the Company who signs such shelf registration statement, each person who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by you or on your behalf expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by reference to the Registration Rights Agreement.

7.    If you are a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

8.    Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.    Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2.    Partial Tenders.

Tenders of Outstanding Notes will be accepted only in integral multiples of $1,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and New Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.    Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

4.    Waiver of Conditions.

The Company reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.    No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Outstanding Notes will be accepted.

6.    Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.    Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.    No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT:  By using the ATOP procedures to tender outstanding notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

XTO Energy is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Restated Certificate of Incorporation of XTO Energy permits indemnification of directors and officers to the fullest extent permitted by the DGCL. Reference is made to the Restated Certificate of Incorporation of XTO Energy.

Additionally, XTO Energy has acquired directors and officers insurance in the amount of $45,000,000, which includes coverage for liability under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of XTO Energy’s Restated Certificate of Incorporation contains such a provision.

The above discussion of XTO Energy’s Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by reference to such Restated Certificate of Incorporation and statutes.

Item 21.    Exhibits and Financial Statement Schedules.

INDEX TO EXHIBITS

Documents filed prior to June 1, 2001 were filed with the Securities and Exchange Commission under our prior name, Cross Timbers Oil Company.

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of the Company, as restated on August 22, 2001 (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3, File No. 333-71762)

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Form 10-K for the year ended December 31, 2002)

4.1

Form of Indenture for Senior Debt Securities, dated as of April 23, 2002, between the Company and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.3.1 to Form 8-K filed April 17, 2002)

4.2

First Supplemental Indenture, dated as of April 23, 2002, between the Company and The Bank of New York, as Trustee for the 7 1/2% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 to Form 10-K for the year ended December 31, 2002)

4.3		Preferred Stock Purchase Rights Agreement between the Company and ChaseMellon Shareholder Services, LLC (incorporated by reference to Exhibit 4.1 to Form 8-A/A filed September 8, 1998)

4.4

Certificate of Designation of Series A Junior Participating Preferred Stock, par value $0.01 per share, dated August 25, 1998 (incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended September 30, 2000)

4.5		Registration Rights Agreement among the Company and partners of Cross Timbers Oil Company, L.P. (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1, File No. 33-59820)

4.6

Indenture, dated as of April 23, 2003, between the Company and The Bank of New York, as Trustee for the 6 1/4% Senior Notes due 2013 (incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended March 31, 2003)

4.7

Registration Rights Agreement, dated April 23, 2003, among the Company and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.2 to Form 10-Q for the quarter ended March 31, 2003)

4.8		Form of 6 1/4% Senior Note due 2013 (contained in the Indenture filed as Exhibit 4.6 to this registration statement)

5.1	†	Opinion of Kelly, Hart & Hallman, P.C. regarding legality of the securities to be registered

10.1	*	Amended and Restated Employment Agreement between the Company and Bob R. Simpson, dated May 17, 2000 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended June 30, 2000)

10.2	*

Amendment to Amended and Restated Employment Agreement between the Company and Bob R. Simpson, dated August 20, 2002 (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2002)

10.3	*	Amended and Restated Employment Agreement between the Company and Steffen E. Palko, dated May 17, 2000 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended June 30, 2000)

10.4	*

Amendment to Amended and Restated Employment Agreement between the Company and Steffen E. Palko, dated August 20, 2002 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2002)

10.5	*	1998 Stock Incentive Plan, as amended August 20, 2002 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended September 30, 2002)

10.6	*	Amended Employee Severance Protection Plan, as amended February 15, 2000 (incorporated by reference to Exhibit 10.14 to Form 10-K for the year ended December 31, 1999)

10.7	*	Amendment to Amended Employee Severance Protection Plan, as amended August 20, 2002 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the quarter ended September 30, 2002)

10.8	*	Amended and Restated Management Group Employee Severance Protection Plan, as amended February 15, 2000 (incorporated by reference to Exhibit 10.13 to Form 10-K for the year ended December 31, 1999)

10.9	*

Amendment to Amended and Restated Management Group Employee Severance Protection Plan, as amended August 20, 2002 (incorporated by reference to Exhibit 10.4 to Form 10-Q for the quarter ended September 30, 2002)

10.10	*	Outside Directors Severance Plan, dated August 20, 2002 (incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended September 30, 2002)

10.11	*

Form of Agreement for Grant of Performance Shares (relating to change in control) between the Company and each of Bob R. Simpson and Steffen E. Palko dated February 20, 2001 (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2001)

10.12	*

Form of Agreement for Grant of Performance Shares (relating to change in control) between the Company and each of Louis G. Baldwin, Keith A. Hutton and Vaughn O. Vennerberg II dated February 20, 2001 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2001)

10.13	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Bob R. Simpson dated May 24, 2001 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended September 30, 2001)

10.14	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Steffen E. Palko dated May 24, 2001 (incorporated by reference to Exhibit 10.4 to Form 10-Q for the quarter ended September 30, 2001)

10.15	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Louis G. Baldwin dated May 24, 2001 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the quarter ended September 30, 2001)

10.16	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Keith A. Hutton dated May 24, 2001 (incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended September 30, 2001)

10.17	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Vaughn O. Vennerberg II dated May 24, 2001 (incorporated by reference to Exhibit 10.7 to Form 10-Q for the quarter ended September 30, 2001)

10.18

Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2000)

10.19

First Amendment, dated June 20, 2000, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended June 30, 2000)

10.20

Second Amendment, dated February 16, 2001, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.15 to Form10-K for the year ended December 31, 2000)

10.21

Third Amendment, dated May 1, 2001, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2001)

10.22

Fourth Amendment, dated May 3, 2002, to Revolving Credit Agreement, dated, May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.19 to Form 10-K for the year ended December 31, 2002)

10.23

Fifth Amendment, dated April 30, 2003, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2003)

12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Form 10-K for year ended December 31, 2002)

21.1		Subsidiaries of XTO Energy Inc. (incorporated by reference to Exhibit 21.1 to Form 10-K for year ended December 31, 2002)

23.1	††	Consent of KPMG LLP (updated exhibit)

23.2		Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act)

23.3††	Consent of Miller and Lents, Ltd. (updated exhibit)

23.4†	Consent of Kelly, Hart & Hallman, P.C. (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1†	Power of Attorney

25.1†	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York

*	Management contract or compensatory plan.
†	Previously filed.
††	Filed herewith.

Item 22.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to such request.

(e)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Fort Worth, state of Texas, on the 9th day of June, 2003.

XTO ENERGY INC.

By:	/s/ Louis G. Baldwin
Louis G. Baldwin Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 9th day of June, 2003.

Signature	Title

* Bob R. Simpson	Chairman of the Board and Chief Executive Officer

* Steffen E. Palko	Vice Chairman of the Board and President

* William H. Adams III	Director

* Jack P. Randall	Director

* Scott G. Sherman	Director

* Herbert D. Simons	Director

Louis G. Baldwin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Bennie G. Kniffen	Senior Vice President and Controller (Principal Accounting Officer)

*/s/ Louis G. Baldwin
By Louis G. Baldwin, his duly appointed and authorized agent and attorney-in-fact

INDEX TO EXHIBITS

Documents filed prior to June 1, 2001 were filed with the Securities and Exchange Commission under our prior name, Cross Timbers Oil Company.

Exhibit No.		Description

3.1		Restated Certificate of Incorporation of the Company, as restated on August 22, 2001 (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3, File No. 333-71762)

3.2		Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Form 10-K for the year ended December 31, 2002)

4.1

Form of Indenture for Senior Debt Securities, dated as of April 23, 2002, between the Company and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.3.1 to Form 8-K filed April 17, 2002)

4.2

First Supplemental Indenture, dated as of April 23, 2002, between the Company and The Bank of New York, as Trustee for the 7½% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 to Form 10-K for the year ended December 31, 2002)

4.3		Preferred Stock Purchase Rights Agreement between the Company and ChaseMellon Shareholder Services, LLC (incorporated by reference to Exhibit 4.1 to Form 8-A/A filed September 8, 1998)

4.4

Certificate of Designation of Series A Junior Participating Preferred Stock, par value $0.01 per share, dated August 25, 1998 (incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended September 30, 2000)

4.5		Registration Rights Agreement among the Company and partners of Cross Timbers Oil Company, L.P. (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1, File No. 33-59820)

4.6

Indenture, dated as of April 23, 2003, between the Company and The Bank of New York, as Trustee for the 6¼% Senior Notes due 2013 (incorporated by reference to Exhibit 4.1 to Form 10-Q for the quarter ended March 31, 2003)

4.7

Registration Rights Agreement, dated April 23, 2003, among the Company and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.2 to Form 10-Q for the quarter ended March 31, 2003)

4.8		Form of 6¼% Senior Note due 2013 (contained in the Indenture filed as Exhibit 4.6 to this registration statement)

5.1	†	Opinion of Kelly, Hart & Hallman, P.C. regarding legality of the securities to be registered

10.1	*	Amended and Restated Employment Agreement between the Company and Bob R. Simpson, dated May 17, 2000 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended June 30, 2000)

10.2	*

Amendment to Amended and Restated Employment Agreement between the Company and Bob R. Simpson, dated August 20, 2002 (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2002)

10.3	*	Amended and Restated Employment Agreement between the Company and Steffen E. Palko, dated May 17, 2000 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended June 30, 2000)

10.4	*

Amendment to Amended and Restated Employment Agreement between the Company and Steffen E. Palko, dated August 20, 2002 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2002)

10.5	*	1998 Stock Incentive Plan, as amended August 20, 2002 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended September 30, 2002)

10.6	*	Amended Employee Severance Protection Plan, as amended February 15, 2000 (incorporated by reference to Exhibit 10.14 to Form 10-K for the year ended December 31, 1999)

10.7	*	Amendment to Amended Employee Severance Protection Plan, as amended August 20, 2002 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the quarter ended September 30, 2002)

10.8	*	Amended and Restated Management Group Employee Severance Protection Plan, as amended February 15, 2000 (incorporated by reference to Exhibit 10.13 to Form 10-K for the year ended December 31, 1999)

10.9	*

Amendment to Amended and Restated Management Group Employee Severance Protection Plan, as amended August 20, 2002 (incorporated by reference to Exhibit 10.4 to Form 10-Q for the quarter ended September 30, 2002)

10.10	*	Outside Directors Severance Plan, dated August 20, 2002 (incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended September 30, 2002)

10.11	*

Form of Agreement for Grant of Performance Shares (relating to change in control) between the Company and each of Bob R. Simpson and Steffen E. Palko dated February 20, 2001 (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended September 30, 2001)

10.12	*

Form of Agreement for Grant of Performance Shares (relating to change in control) between the Company and each of Louis G. Baldwin, Keith A. Hutton and Vaughn O. Vennerberg II dated February 20, 2001 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarter ended September 30, 2001)

10.13	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Bob R. Simpson dated May 24, 2001 (incorporated by reference to Exhibit 10.3 to Form 10-Q for the quarter ended September 30, 2001)

10.14	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Steffen E. Palko dated May 24, 2001 (incorporated by reference to Exhibit 10.4 to Form 10-Q for the quarter ended September 30, 2001)

10.15	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Louis G. Baldwin dated May 24, 2001 (incorporated by reference to Exhibit 10.5 to Form 10-Q for the quarter ended September 30, 2001)

10.16	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Keith A. Hutton dated May 24, 2001 (incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarter ended September 30, 2001)

10.17	*

Amendment to Agreement for Grant of Performance Shares (relating to change in control) between the Company and Vaughn O. Vennerberg II dated May 24, 2001 (incorporated by reference to Exhibit 10.7 to Form 10-Q for the quarter ended September 30, 2001)

10.18

Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2000)

10.19

First Amendment, dated June 20, 2000, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended June 30, 2000)

10.20

Second Amendment, dated February 16, 2001, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.15 to Form10-K for the year ended December 31, 2000)

10.21

Third Amendment, dated May 1, 2001, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2001)

10.22

Fourth Amendment, dated May 3, 2002, to Revolving Credit Agreement, dated, May 12, 2000, between the Company and certain commercial banks named therein (incorporated by reference to Exhibit 10.19 to Form 10-K for the year ended December 31, 2002)

10.23

Fifth Amendment, dated April 30, 2003, to Revolving Credit Agreement, dated May 12, 2000, between the Company and certain commercial banks therein (incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended March 31, 2003)

12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Form 10-K for year ended December 31, 2002)

21.1		Subsidiaries of XTO Energy Inc. (incorporated by reference to Exhibit 21.1 to Form 10-K for year ended December 31, 2002)

23.1	††	Consent of KPMG LLP (updated exhibit)

23.2		Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act)

23.3	††	Consent of Miller and Lents, Ltd. (updated exhibit)

23.4	†	Consent of Kelly, Hart & Hallman, P.C. (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1	†	Power of Attorney

25.1	†	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York

*	Management contract or compensatory plan.
†	Previously filed.
††	Filed herewith.